UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☑ Preliminary Proxy Statement
☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

STILLWATER MINING COMPANY

(Name of Registrant as Specified In Its Charter)

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☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common Stock, par value $0.01 per share

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

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☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

As filed with the Commission on December 23, 2002.

Stillwater Mining Company

536 East Pike Avenue
P.O. Box 1330
Columbus, Montana 59019

[ ], 2003

Dear Stockholder:

      You are cordially invited to attend a special meeting of stockholders of Stillwater Mining Company to be held on [                    ], 2003 at 10:00 a.m. (Mountain Time) at the [place]. At the special meeting, we will ask you to consider and vote upon a proposal to approve and adopt the Stock Purchase Agreement that we entered into on November 20, 2002 with MMC Norilsk Nickel and Norimet Limited, including the issuance of 45,463,222 new shares of our common stock to Norimet Limited.

      Norilsk Nickel, a Russian publicly-traded company, is the leading producer in Russia and one of the leading producers in the world of base and precious metals. Norimet Limited, a wholly-owned London-based subsidiary of Norilsk Nickel, distributes Norilsk Nickel’s metals internationally.

      If the Stock Purchase Agreement is approved and adopted and the sale of shares is completed, Norimet will acquire 45,463,222 newly-issued shares of Stillwater’s common stock, which will constitute 51% of our outstanding shares immediately following the purchase. The Company will receive consideration from Norilsk Nickel comprised of approximately $100 million in cash and 876,000 ounces of palladium. The aggregate value of the consideration was $341 million as of November 19, 2002, the last trading day before the Stock Purchase Agreement was signed and $[          ] as of the date of this letter. We expect to sell the palladium from time to time pursuant to new long-term contracts, depending on market conditions, and realize the cash proceeds.

      As further described in the enclosed proxy statement, following the closing of the stock purchase, Norimet will conduct a cash tender offer for up to 4,350,000 outstanding shares at a price of $7.50 per share, subject to certain conditions. A successful tender offer would increase Norimet’s ownership to approximately 56% of the then outstanding shares. The Company will continue as a publicly traded company following the closing.

      At the closing, the parties will also enter into a Stockholders Agreement regarding the governance of the Company. As further explained in the enclosed proxy statement, the Stockholders Agreement requires that our Board of Directors be composed of a majority of independent directors (including three independent directors not nominated by Norilsk Nickel) and that a majority of these non-Norilsk Nickel directors approve certain matters in which Norilsk Nickel may have a conflict of interest.

      Working with our financial advisor, J.P. Morgan Securities Inc., we have thoroughly considered all available financial and third party alternatives over the past year. We have also held discussions with leading mining companies based in the United States and abroad. For the reasons discussed in the proxy statement, the Company is not currently aware of any other strategic alternative available to it if the Norilsk Nickel transaction is not consummated. In view of the Company’s substantial debt level, current palladium prices and certain production issues faced by the Company, your Board of Directors, believes that the Company would have difficulty continuing as an independent entity without additional financing. The Norilsk Nickel transaction would provide the Company with much needed capital, which the Company believes is not otherwise available, the opportunity to reduce its debt level and the ability to refocus its operations with a view to cost-effective, profitable mining and marketing activities.

      Your Board of Directors has carefully considered the Stock Purchase Agreement and has determined that its terms, including the issuance of shares to Norimet, are fair to and in the best interests of Stillwater’s stockholders. We unanimously recommend that you vote for the approval and adoption of the Stock Purchase Agreement.

      Your vote is very important. We cannot complete the issuance of shares to Norimet unless the Stock Purchase Agreement is approved and adopted by holders of a majority of shares present at the special meeting. Whether or not you plan to attend the special meeting, we urge you to complete, sign, date and return the enclosed proxy card to ensure that your shares are represented at the special meeting.

      The enclosed proxy statement and its exhibits provide you with detailed information about the proposed transaction and related matters. We urge you to read these documents carefully. If you have any questions about the transaction, please call our proxy solicitors, MacKenzie Partners, toll-free at 1-800-322-2885.

      On behalf of your Board of Directors, I thank you for your support and appreciate your consideration of this matter.

Very truly yours,

Francis R. McAllister
Chairman of the Board and Chief Executive Officer

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL AND ADOPTION OF THE STOCK PURCHASE AGREEMENT AT THE SPECIAL MEETING.

Stillwater Mining Company

536 East Pike Avenue
P.O. Box 1330
Columbus, Montana 59019

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

      Notice is hereby given that a special meeting of stockholders of Stillwater Mining Company, a Delaware corporation (the “Company”), will be held on [                    ], 2003 at 10:00 a.m. (Mountain Time) at [place].

      The purposes of the special meeting are:

1. To consider and vote on a proposal to approve and adopt the Stock Purchase Agreement, dated November 20, 2002, by and among the Company, MMC Norilsk Nickel and Norimet Limited under which, among other things, the Company will issue 45,463,222 shares of common stock to Norimet in exchange for $100,000,540 in cash and approximately 876,000 ounces of palladium, as described in the accompanying proxy statement; and

2. To consider and take action upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.

      Only holders of record of shares of the Company’s common stock at the close of business on                     , 2003 will be entitled to vote at the meeting or any adjournment or postponement thereof.

By Order of the Board of Directors,

John R. Stark
Vice President, Secretary and General Counsel

SUMMARY
The Parties
The Special Meeting
Background of and Reasons for the Transaction
Stock Purchase
Delivery of Palladium
Tender Offer
Approvals and Consents
Stockholders Agreement
Platinum Group Metals Agreement
Recommendation of the Board
Opinion of J.P. Morgan Securities Inc.
Interests of Certain Persons
Conditions to the Transaction
No Solicitation
Termination of the Stock Purchase Agreement
QUESTIONS AND ANSWERS
CERTAIN SIGNIFICANT FACTORS
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
THE PARTIES
The Company
MMC Norilsk Nickel
Norimet Limited
SPECIAL MEETING OF THE COMPANY’S STOCKHOLDERS
Date, Time and Place
Solicitation
Voting Rights
Voting
Revocability of Proxies
Accountants
THE BOARD’S CONSIDERATION OF THE STOCK PURCHASE AGREEMENT
Background of the Transaction
Reasons for the Board’s Recommendation; Factors Considered
Opinion of Financial Advisor
Certain Regulatory and Other Approvals and Filings
Interests of Certain Persons
Certain United States Federal Income Tax Consequences
THE STOCK PURCHASE AGREEMENT
Stock Purchase
Delivery of Palladium
Closing
Use of Proceeds
Tender Offer
Closing Conditions
Representations and Warranties
Survival of Representations and Warranties
Conduct of the Company Prior to the Closing
Access to Business
No Solicitation
Credit Agreement
Covenants of Norimet and Norilsk Nickel
Efforts
Regulatory Approvals
Insurance
Operations following the Closing
Certificate of Incorporation and By-Laws
PGM Agreement
Termination
Termination Fee
Indemnification
Transfer Taxes
Rights Agreement Amendment; Delaware Law
Registration Rights Agreement
Confidentiality Agreements
THE STOCKHOLDERS AGREEMENT
Independence Requirements
Board Composition; Norimet Directors and Public Directors
Related Party Transactions
Committees
Other Corporate Governance Provisions
Standstill Provisions
Restrictions on Transfer
Norimet and Norilsk Nickel Actions
NORIMET DESIGNEES TO THE BOARD OF DIRECTORS
SUMMARY FINANCIAL INFORMATION OF THE COMPANY
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
STOCKHOLDER PROPOSALS
WHERE YOU CAN FIND MORE INFORMATION

i

EXHIBITS

Exhibit A — Stock Purchase Agreement

Exhibit B — Opinion of J.P. Morgan Securities Inc.
Exhibit C — Stockholders Agreement

ii

SUMMARY

      This summary, together with the question and answer section, highlights important information discussed in greater detail elsewhere in this proxy statement. This summary may not contain all of the information you should consider before voting on the Stock Purchase Agreement, including the issuance of Shares to Norimet. To more fully understand the proposed transaction, you should carefully read this entire proxy statement and all of its exhibits before voting on whether to approve and adopt the Stock Purchase Agreement, including the issuance of Shares to Norimet. You can also refer to “Where You Can Find More Information” for additional information about the Company.

      This proxy statement is dated [                    ], 2003 and is being first mailed to stockholders on or about [                    ], 2003.

      All information contained in this proxy statement with respect to Norimet or Norilsk Nickel was provided to the Company by Norilsk Nickel.

The Parties

Stillwater Mining Company
536 East Pike Avenue
Columbus, Montana 59019

      Stillwater Mining Company, a Delaware corporation (the “Company”), is the only U.S. producer of palladium and platinum and is the largest primary producer of platinum group metals (“PGMs”) outside of South Africa and Russia. The Company was incorporated in 1992 and is based in Columbus, Montana. The Company mines, processes and refines PGMs from a geological formation in southern Montana known as the J-M Reef. The J-M Reef is the only known significant source of PGMs outside South Africa and Russia. The J-M Reef is an extensive mineralized zone containing PGMs which have been traced over a strike length of approximately 28 miles. See “The Parties — The Company.”

MMC Norilsk Nickel

Usadba Center
22, Voznesensky per.
Moscow, Russia 103009

      MMC Norilsk Nickel, a Russian publicly traded company (“Norilsk Nickel”), is one of the leading global producers of base and precious metals, and one of Russia’s pioneering companies in terms of productivity, financial performance, training and development of personnel and adoption of good corporate governance practices.

      Norilsk Nickel is the world’s largest producer of nickel and palladium. It is a significant producer of platinum, gold, copper and cobalt. Norilsk Nickel also produces other precious metals, selenium, tellurium, and other materials. It recently acquired ZAO Polyus, Russia’s largest gold producer. The Company’s principal production facilities are located in the Krasnoyarsk and Murmansk regions in Russia.

      Norilsk Nickel has been a global leader in the mining industry since the Soviet era and has successfully managed the difficult transition to a market economy without state ownership. With 2001 revenues of over $4.3 billion, Norilsk Nickel is the 6th largest company in Russia. Its market capitalization as of December 19, 2002 was over $4.4 billion. See “The Parties — Norilsk Nickel.”

Norimet Limited
Cassini House, 6th Floor
57 St. James Street
London SW1A 1LD

      Norimet Limited (“Norimet”) is an indirect wholly-owned subsidiary of Norilsk Nickel based in London, England. Norimet distributes Norilsk Nickel’s metals internationally. Norimet primarily distributes nickel and copper, but also deals in platinum, palladium (in ingot and sponge form), rhodium and the wide range of chemicals produced from PGMs (solutions, salts and alloys). Norimet’s 2001 revenues were $1.98 billion. See “The Parties — Norimet.”

The Special Meeting

•	Date, Time and Place. The special meeting (the “Meeting”) of the Company’s stockholders will be held on [ ], 2003 at 10:00 a.m. (Mountain Time) at [place].

•	Proposal. At the Meeting, the Company’s stockholders will vote on approval and adoption of the Stock Purchase Agreement, including the issuance of 45,463,222 new shares (the “Shares”) of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”), to Norimet in exchange for $100,000,540 in cash and approximately 876,000 ounces of palladium.

•	Record Date. The record date for determining the stockholders entitled to vote at the Meeting is [ ], 2003. On the record date, [43,335,416] shares of Common Stock were outstanding and entitled to vote on the proposal to approve and adopt the Stock Purchase Agreement, including the issuance of Shares to Norimet.

•	Vote Required. If a quorum is present at the Meeting, under the rules of the New York Stock Exchange and the Company’s by-laws, as amended, in order for the Company to proceed with the Norilsk Nickel transaction, the holders of a majority of the shares of Common Stock present at the Meeting must vote “FOR” the approval and adoption of the Stock Purchase Agreement. Each share of Common Stock outstanding on the record date entitles its holder to one vote.

•	Proxies. Shares of Common Stock represented by properly executed proxies received at or prior to the Meeting that have not been revoked will be voted at the Meeting in accordance with the instructions indicated on the proxies. If you properly execute your proxy but do not give instructions on how to vote your shares, your shares will be voted “FOR” the approval and adoption of the Stock Purchase Agreement, including the issuance of shares to Norimet. Your proxy may be revoked at any time before it is voted.

•	Procedure for Voting. You may vote in either of two ways:

•	by completing and returning the enclosed proxy card, or
•	by appearing at the Meeting.

      If you complete and return the enclosed proxy card but wish to revoke it, you must either file with MacKenzie Partners, Inc., our proxy solicitor, a written, later-dated notice of revocation, send a later-dated proxy card relating to the same shares to the proxy solicitor at or before the Meeting or attend the Meeting and vote in person. Your attendance at the Meeting will not, by itself, revoke your proxy.

      For more detailed information concerning the Meeting, see “Special Meeting of the Company’s Stockholders.”

Background of and Reasons for the Transaction

      For a description of events leading to the approval of the Stock Purchase Agreement by the Company’s Board of Directors (the “Board”) and the reasons for such approval, you should refer to “The Board’s Consideration of the Stock Purchase Agreement — Background of the Transaction” and “The Board’s Consideration of the Stock Purchase Agreement — Reasons for the Board’s Recommendation; Factors Considered.”

Stock Purchase

      If the proposal presented at the Meeting is approved and adopted by our stockholders and if the other conditions set forth in the Stock Purchase Agreement are either satisfied or waived:

•	The Company will issue 45,463,222 Shares to Norimet.

•	Following this issuance, Norimet will own approximately 51% of the Company’s outstanding shares.

•	The purchase price for the Shares will consist of $100,000,540 in cash and approximately 876,000 ounces of palladium. The aggregate value of the palladium on the London PM Fix as of November 19, 2002, the last full trading day before the signing of the Stock Purchase Agreement, was $241 million. The value of the palladium as of [date], 2003, the last trading day on the London PM Fix prior to the date of this proxy statement, was $[ ]. See “The Stock Purchase Agreement — Stock Purchase.”

•	Based upon the market price of palladium at the time the Stock Purchase Agreement was approved by the Board, it was intended that each share of common stock to be issued to Norimet was based upon an equivalent exchange of $2.20 per share in cash and $5.30 per share in palladium, or an aggregate of $7.50 per share. There can be no assurance of any kind as to the amount of cash that will be realized by the Company upon the sale of the palladium following the Closing.

•	The Company may use the proceeds received from Norimet as determined by the Board. Uses may include repayment of outstanding debt, palladium product marketing and development, utilization for performance and contractual bonds, capital expenditures and for general corporate purposes.

•	After the closing of the stock purchase transaction (the “Closing”), we will continue to be a public company and will continue to be listed on the New York Stock Exchange.

See “The Stock Purchase Agreement.”

Delivery of Palladium

•	Norimet and the Company have established accounts in London with for the delivery of the palladium consideration under the Stock Purchase Agreement.

•	By February 3, 2003, Norimet must deposit approximately 876,000 ounces of palladium into its account at and deliver to the Company a certificate of weight and purity for such palladium. An [independent third party] will verify the weight and purity of the palladium, and Norimet will provide additional palladium to correct any deficiency in weight or purity.

•	At the Closing, the palladium will be transferred from Norimet’s account at to the Company’s account.

See “The Stock Purchase Agreement — Delivery of Palladium.”

Tender Offer

•	Within 30 days after the Closing, Norimet has agreed to commence a cash tender offer for 4,350,000 of the shares held by the Company’s other stockholders, at a price of $7.50 per share.

•	However, Norimet is not required to conduct the tender offer if the average closing price per share of Common Stock on the New York Stock Exchange is greater than $7.50 for the 15 consecutive trading days following the Closing.

•	The tender offer is also subject to certain other conditions.

See “The Stock Purchase Agreement — Tender Offer.”

Approvals and Consents

•	The transaction is subject to the review of the U.S. antitrust agencies under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”).

•	The parties have also made a voluntary filing with the Committee on Foreign Investment in the United States (“CFIUS”) under the Defense Production Act of 1950, as amended (the “Exon-Florio Amendment”).

•	The Company must receive consents, waivers or amendments under its $250 million credit agreement with a syndicate of lenders, as amended (the “Credit Agreement”), which are satisfactory to the parties and which will permit the Company to consummate the transaction contemplated by the Stock Purchase Agreement.

Stockholders Agreement

•	At Closing, the parties will enter into a stockholders agreement (the “Stockholders Agreement”) which establishes certain corporate governance principles for the Company and restricts the ability of Norimet, Norilsk Nickel and their affiliates to acquire more shares of the Company.

•	The Board will be composed of a majority of directors who meet certain independence requirements, including those of the New York Stock Exchange.

•	Norimet will be able to elect a number of directors based on its proportionate ownership of the Company’s voting shares. None of the directors designated by Norimet will be an officer, employee or director of Norimet, Norilsk Nickel or any of their affiliates and some of these directors will be required to meet additional independence requirements. Initially, there will be nine Board members (including the Chief Executive Officer), five of whom will be designated by Norimet.

•	At all times there will be a number of directors on the Board who are elected and replaced in a manner designed to protect their independence from Norimet and, as a result, to protect the interests of the minority stockholders (the “Public Directors”). The initial three Public Directors will be selected by the Board prior to Closing from among its current members.

•	Without the prior approval of a majority of the Public Directors, the Company may not enter into any agreement or transaction with Norimet, Norilsk Nickel or any of their affiliates.

•	Norimet, Norilsk Nickel and their affiliates may not acquire additional shares of the Company, subject to certain exceptions. Norimet, Norilsk Nickel and their affiliates may make an offer to acquire all or part of the Company’s shares with the prior written consent of a majority of the Public Directors after the Public Directors have received an opinion from an independent financial advisor regarding the fairness of the purchase to the Company’s stockholders.

•	Other than transfers to an affiliate under certain conditions, Norimet is restricted from transferring its shares without the prior written consent of a majority of the Public Directors if the transfer will result in any person beneficially owning 5% or more of the Company’s voting shares. After the third anniversary of the agreement, these transfers will be permitted if certain conditions are met.

See “The Stockholders Agreement.”

Platinum Group Metals Agreement

•	The parties have agreed that after the Closing, they will negotiate in good faith to enter into a platinum group metals agreement (the “PGM Agreement”), under which the Company intends to annually purchase at least one million (1,000,000) ounces of palladium from Norimet (or an affiliate thereof), and may also purchase other platinum group metals.

•	The Company will purchase metals from Norimet based upon orders from its customers and resell the metals in the western hemisphere.

•	The PGM Agreement must be on commercially reasonable terms.

•	The parties intend that the PGM Agreement will be executed within six months of the Closing Date.

See “The Stock Purchase Agreement — PGM Agreement.”

Recommendation of the Board

      The Board has unanimously voted “FOR,” and recommends that the stockholders vote “FOR,” the approval and adoption of the Stock Purchase Agreement, including the issuance of Shares to Norimet. See “The Board’s Consideration of the Stock Purchase Agreement — Reasons for the Board’s Recommendation; Factors Considered.”

Opinion of J.P. Morgan Securities Inc.

      On November 20, 2002, J.P. Morgan Securities Inc. (“JPMorgan”) rendered its oral opinion to the Board, which opinion was subsequently confirmed in writing, to the effect that, as of that date, and subject to and based on the various considerations set forth in its opinion, the consideration to be received by the Company in the proposed issuance of the Shares to Norilsk Nickel was fair from a financial point of view to the Company. The full text of the written opinion of JPMorgan dated November 20, 2002, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Exhibit B to this proxy statement. We encourage you to read the opinion in its entirety. JPMorgan’s written opinion is addressed to the Board, is directed only to the consideration to be received in the proposed issuance of the Shares to Norilsk Nickel and does not constitute a recommendation to you as to how you should vote at the Meeting. The summary of the opinion of JPMorgan set forth in this proxy statement is qualified by reference to the full text of such opinion. For a more detailed discussion of the opinion of opinion of JPMorgan, see “The Board’s Consideration of the Stock Purchase Agreement — Opinion of Financial Advisor.”

Interests of Certain Persons

      In considering the recommendation of the Board, you should be aware that some of our directors and executive officers may be deemed to have interests that are different from, or in addition to, those of our stockholders, including the following:

•	The Company has employment agreements with Francis R. McAllister, Chairman and Chief Executive Officer, James A. Sabala, Vice President and Chief Financial Officer, Robert M. Taylor, Vice President, Mine Operations, Terrell Ackerman, Vice President, Planning and Processing, and John R. Stark, Vice President, Human Resources, General Counsel and Secretary. Certain change of control terms under these agreements will be triggered under these agreements upon Closing, including a possible extension of the term of one or more of the agreements, as well as certain payments if the officer is terminated without cause or resigns for good reason within two years after the Closing.

•	Mr. McAllister and three of the current directors of the Company will continue to serve as members of the Board following the Closing.

•	Norimet and Norilsk Nickel have agreed to cause the Company to maintain its current officers’ and directors’ liability insurance, subject to certain limitations.

•	The Stock Purchase Agreement permits the Company to grant up to an aggregate of $2 million for officers and employees in connection with their 2002 performance and/or their efforts in furtherance of the transaction contemplated by the Stock Purchase Agreement. Such bonuses, if any, have not yet been approved by the Board and will not be payable until after the Closing.

•	All of the Company’s previously unvested options, including options to acquire 356,898 shares of Common Stock held by the Company’s directors and executive officers, and restricted shares of Common Stock, including 48,990 shares held by the Company’s executive officers, will vest at the Closing.

For a more detailed discussion of interests of our directors and officers, see “ The Board’s Consideration of the Stock Purchase Agreement — Interests of Certain Persons.”

Conditions to the Transaction

      The obligations of each party to consummate the transaction are subject to the following conditions:

•	There is no temporary restraining order or other judgment prohibiting the consummation of the contemplated transaction or any action by any government authority seeking to restrain such consummation.

•	All requisite governmental approvals required of the parties, including any required approval (or expiration of the applicable waiting period) HSR Act have been obtained.

•	The Company’s stockholders have approved and adopted the Stock Purchase Agreement at the Meeting.

•	The Company [has received] consents or amendments under the Credit Agreement which are satisfactory to the parties and which enable the Company to consummate the transaction contemplated by the Stock Purchase Agreement.

•	The other party has not materially breached the Stock Purchase Agreement and the other party’s representations and warranties are materially true and correct.

•	The other party has received a satisfactory legal opinion from its outside counsel.

      The Company’s closing obligation is also subject to the following condition:

•	On or before February 3, 2003, Norimet has delivered approximately 876,000 ounces of palladium to and has verified the weight and purity of the palladium.

No Solicitation

•	The Stock Purchase Agreement places certain restrictions on the Company’s ability to solicit and discuss acquisition proposals with third parties other than Norilsk Nickel and Norimet.

•	If the Company receives an unsolicited acquisition proposal from a third party that the Board in good faith concludes is or could reasonably lead to a superior acquisition proposal, upon providing information about the proposal to Norimet, it may (if its fiduciary duties require it to do so) furnish non-public information to or engage in negotiations with such party.

See “The Stock Purchase Agreement — No Solicitation.”

Termination of the Stock Purchase Agreement

      The Stock Purchase Agreement may generally be terminated:

•	by the mutual written consent of Norimet and the Company,

•	by either Norimet or the Company if:

•	any court or government agency has issued a law or judgment prohibiting the transaction contemplated by the Stock Purchase Agreement,

•	by September 30, 2003, the required governmental approvals have not been obtained, any other closing condition has not been satisfied or the Closing has not otherwise occurred, or

•	the Company’s stockholders did not approve and adopt the Stock Purchase Agreement at the Meeting,

•	by Norimet, if:

•	the Company has materially breached any of its representations, warranties or covenants and not cured such breach within 45 days of notice from Norimet, or

•	the Board has withdrawn or adversely modified its recommendation of the Stock Purchase Agreement, or

•	by the Company, if:

•	either Norimet or Norilsk Nickel has materially breached any of its representations, warranties or covenants and not cured such breach within 45 days of notice from the Company, or

•	the Company has entered into an agreement for a superior acquisition proposal.

Termination Fee

      The Company must pay Norimet a termination fee of $12,500,000 if:

•	the Company terminates the Stock Purchase Agreement because it has entered into an agreement for a superior acquisition proposal, or

•	there is a third party acquisition proposal, the Stock Purchase Agreement is terminated because the Company’s stockholders fail to approve and adopt the Stock Purchase Agreement at the Meeting and the acquisition proposal is consummated within nine months following the termination of the Stock Purchase Agreement.

See “The Stock Purchase Agreement — Termination” and “The Stock Purchase Agreement — Termination Fee.”

QUESTIONS AND ANSWERS

What is happening in the proposed transaction?

      The Company will issue 45,463,222 new shares of Common Stock to Norimet Limited, a wholly-owned subsidiary of MMC Norilsk Nickel. As a result, Norimet will own approximately 51% of our shares immediately following the issuance. After the Closing, the Company will continue as a public company traded on the New York Stock Exchange.

      Norimet has also agreed to commence a cash tender offer within 30 days of Closing for up to 4,350,000 shares of common stock at $7.50 per share, subject to certain conditions. Completion of the tender offer would increase their ownership to approximately 56% of our then outstanding shares.

What consideration will the Company receive in exchange for the Shares?

      The Company will receive $100,000,540 in cash and approximately 876,000 ounces of palladium. The Company intends to sell the palladium from time to time pursuant to new long-term contracts, depending on market conditions. The value of the palladium varies with market price and consequently the Company will benefit from, or be hurt by, changes in the price of palladium prior to its sale. As of November 19, 2002, the last full trading day before we signed the Stock Purchase Agreement, the palladium was valued at approximately $241 million. Immediately prior to the mailing of this proxy statement the palladium was valued at approximately $[          ] million.

How will the Board of Directors change after Closing?

      Norimet will initially be entitled to nominate five directors out of a nine person Board. These five directors [were found to be] reasonably satisfactory to the current Board. The other directors will consist of our chief executive officer and three independent directors selected by the current Board from among its members. Norilsk Nickel and Norimet have agreed that a majority of the Board will meet the New York Stock Exchange’s independence standards and have further agreed on certain restrictions concerning Norimet’s and Norilsk Nickel’s acquisition of additional shares and transactions between them and the Company.

Will there be an ongoing business relationship with Norilsk Nickel after Closing?

      Yes. The Company has agreed that after the Closing, it will in good faith negotiate an agreement for the annual purchase from Norimet of at least one million ounces of palladium and possibly other quantities of platinum and rhodium (the “PGM Agreement”). The Company intends to purchase PGMs based on orders it solicits from customers and to profit from differences between the purchase and sale prices. The Company expects to expand its marketing staff based on the PGM Agreement.

What specifically am I being asked to vote on?

      You are being asked to vote on whether to approve and adopt the Stock Purchase Agreement, including the issuance of shares to Norimet.

What is the vote required to approve and adopt the Stock Purchase Agreement?

      Under the listing rules of the New York Stock Exchange and our by-laws, as amended, if a quorum is present at the Meeting, the standard required to approve and adopt the Stock Purchase Agreement is the affirmative vote of a majority of the shares of Common Stock present at the Meeting.

Does the Board of Directors recommend that I vote for approval and adoption of the Stock Purchase Agreement?

      Yes. After considering a number of factors, including the opinion of our financial advisor, JPMorgan, your Board of Directors unanimously believes that the terms of the Stock Purchase Agreement, including the issuance of Shares to Norimet, are fair to and in the best interests of our stockholders.

When and where is the Meeting?

      The meeting will be held on [date], 2003 at 10:00 a.m. (Mountain Time), at [place].

What material regulatory approvals and third party consents are required in connection with the Stock Purchase Agreement?

      The transaction is subject to the review of the U.S. antitrust agencies under HSR. The parties have made a filing under the Defense Production Act of 1950 (commonly known as the Exon-Florio Amendment.) The Company must also obtain consents or amendments under the Credit Agreement which are satisfactory to the parties and which enable the Company to consummate the transaction contemplated by the Stock Purchase Agreement.

When will the Closing occur?

      We are working toward completing the Closing as quickly as possible. If our stockholders vote to approve and adopt the Stock Purchase Agreement and the other conditions to the Stock Purchase Agreement are satisfied or waived (including obtaining the antitrust approvals and the Credit Agreement consent or amendment described above), we expect the Closing to occur in the second or third quarter of 2003.

What do I need to do now?

      We urge you to read this proxy statement, including its exhibits, carefully consider how the Stock Purchase Agreement would affect you as a stockholder and vote. After you read this proxy statement, you should complete, sign and date your proxy card and mail it in the enclosed return envelope as soon as possible, even if you plan to attend the Meeting in person, so that your shares of Common Stock may be represented at the Meeting. If you sign, date and send in your proxy card without indicating how you want to vote, all of your shares will be voted “FOR” the approval and adoption of the Stock Purchase Agreement, including the issuance of the Shares to Norimet.

How do I tender my shares of Common Stock to Norimet in the tender offer?

      No action is currently required. The tender offer will take place within 30 days following the Closing. At that time, Norimet will mail you instructions on how to tender your Shares. However, if the price of our Common Stock on the New York Stock Exchange is more than $7.50 for 15 trading days following the Closing, Norimet will not conduct a tender offer.

If my shares are held in “street name” by my broker, will my broker vote my shares for me?

      Your broker will only be able to vote your shares of Common Stock if you provide instructions to your broker on how to vote. You should follow the procedures provided by your broker regarding the voting of your shares and be sure to provide your broker with instructions on how to vote your shares.

What if I want to change my vote after I have mailed my signed proxy card?

      You can change your vote by sending in a later dated signed proxy card, or a written revocation to the Company’s proxy solicitors, MacKenzie Partners, Inc., who must receive it before your proxy has been voted at the Meeting, or by attending the Meeting in person and voting. Your attendance at the Meeting will not, by itself, revoke your proxy. If you have instructed a broker to vote your shares, you must follow the directions received from your broker to change those voting instructions.

What if the Closing does not occur?

      It is possible the Closing will not occur. For example, the transaction contemplated by the Stock Purchase Agreement may not be completed if our stockholders do not approve and adopt the Stock Purchase Agreement, the Company does not obtain appropriate consents or waivers under the Credit Agreement or the required antitrust approvals are not obtained. Should that occur, neither Norimet nor any third party is under any obligation to make or consider any alternative proposal.

Who can help answer my questions?

      If you have more questions about this proxy statement or the Stock Purchase Agreement, or if you would like additional copies of this proxy statement or the proxy card, you should call the Company’s proxy solicitor, MacKenzie Partners, Inc., toll-free at 1-800-322-2885.

CERTAIN SIGNIFICANT FACTORS

      Before deciding how to vote your stock, you should carefully read and consider the following factors, together with the other information contained in this proxy statement and incorporated herein by reference.

If the Transaction is Consummated, Norimet Will Own a Majority of our Common Stock, Thereby Becoming our Controlling Stockholder.

      Norimet will be able to elect a number of directors to the Board in proportion to its ownership of Common Stock. Following the Closing, Norimet will be in a position to elect a majority of the Board. The Stockholders Agreement provides that a majority of the Board must be composed of independent persons and that no officer, director or employee of Norimet or Norilsk Nickel or their affiliates may be a director of the Company. Nevertheless, Norimet’s designees will constitute a majority of the Board and will be in a position to control the actions and direction of the Company. For example, the replacement of management, decisions on acquisitions and dispositions and decisions on our debt and capital structure likely will be matters for the Board.

      After the Closing, Norimet will own a majority of the Common Stock and will generally be able to control the outcome of all stockholder votes, subject to the Stockholders Agreement. Norimet’s interests may not be the same as, or may conflict with, the interests of our other stockholders. The Stockholders Agreement seeks to provide safeguards for certain related party transactions (including agreements with Norimet, Norilsk

Nickel and their affiliates) and requires a majority of the Public Directors (i.e., those directors who have not been designated by Norimet) to approve any such transaction.

      Norimet is generally prohibited from selling a significant block of Common Stock to a third party without the approval of a majority of the Public Directors. However, after the third anniversary of the Closing, such transfer is permitted, subject (among other things) to the transferee being bound by the terms of the Stockholders Agreement.

      In addition, Norimet’s approval would be required in connection with any sale of the Company. Thus, Norimet would effectively have a veto upon any such actions after the Closing. Norimet’s controlling interest in the Company will reduce the likelihood of a third party takeover proposal, which may negatively affect the trading price of the Common Stock.

The Company’s Future Business Direction May Change

      Norilsk Nickel has stated that it desires to maintain a controlling interest in the Company and that it wants the Company to remain public. Norilsk Nickel has also stated that it would like the Company to continue with its operations in the ordinary course following the Closing, with the Board to make decisions on direction in the future.

      Among other things, the new capital being raised through the Norilsk Nickel transaction will enable the Company to reduce its bank debt and refocus its operations on cost-effective, profitable mining and marketing activities. No decisions have been made about the previous plans to complete the expansion plans at the Stillwater and East Boulder mines. The new Board will decide how best to use the proceeds received from Norilsk Nickel. Norilsk Nickel has agreed in the Stock Purchase Agreement that the Company should continue to operate in the best interests of all stockholders.

We are Vulnerable To Palladium Price Volatility

      A substantial portion of the consideration for the shares issued to Norimet in the transaction will be paid in palladium. Under the Stock Purchase Agreement, Norimet must pay the Company a fixed number of ounces of palladium, which was valued at approximately $241 million as of November 19, 2002, the last trading day before the date on which the Stock Purchase Agreement was signed (based on the then current price of palladium, which was approximately $274.25 per ounce). Based on the price of palladium on [                    ], 2003 ($[          ]per ounce), the palladium portion of the consideration to be received under the Stock Purchase Agreement was valued at approximately $[          ] million. The price of palladium on the Closing date could vary substantially from these prices. Any increase or decrease in the prices of palladium will affect the value of the consideration received by the Company at Closing. Accordingly, the value of the consideration received by the Company from Norimet at Closing could be substantially different than the $7.50 per share value as of the date that the Stock Purchase Agreement was signed.

      The Company expects to sell the palladium consideration received at Closing as soon as it is able. In view of the significant number of ounces being received by the Company, the sale of such palladium may occur over an extended period, which is estimated at 12 to 18 months (but could be longer). Any increase or decrease in the price of palladium after Closing will affect the cash proceeds realized from the sale of such palladium.

      The Company’s sole source of revenue has been the sale of PGMs, primarily palladium. In 2001 palladium sales accounted for approximately 80% of our revenue. Changes in the market price of palladium significantly impact our cash flow and profitability. Many factors beyond the Company’s control influence the market prices of palladium. These factors include global supply and demand, speculative activities, international political and economic conditions and production levels and costs in other PGM producing countries, particularly Russia and South Africa.

      Following the Closing, our primary source of revenue will continue to be the sale of PGMs. We expect to enter into the PGM Agreement with Norilsk Nickel and Norimet to purchase palladium on an annual basis for sale to customers in order to provide us with an additional source of revenue and profitability. However, this increased supply of palladium in North America could negatively affect the price of palladium in the world market, which could in turn adversely affect the Company’s revenues from the sale of palladium mined by the Company. The PGM Agreement would provide us with an additional source of palladium (as well as other platinum group metals) but would not create any diversification in our product line.

The Company May Face Operational and Other Risks if the Transaction is Not Consummated

      The Board approved the Stock Purchase Agreement as a result of its numerous concerns about the Company’s prospects and following an extensive exploration of financial and third party alternatives. See “The Board’s Consideration of the Stock Purchase Agreement — Reasons for the Board’s Recommendation; Factors Considered.” The Board believes that consummation of the transaction contemplated by the Stock Purchase Agreement is in the best interests of the stockholders and should put stockholders in a better position to realize value on their investment than in the absence of the Norilsk Nickel transaction.

      If the Norilsk Nickel transaction is not consummated for any reason, the Board will be faced with the same operational, liquidity and capital risks which it faced before the Company entered into the Stock Purchase Agreement. The Company has limited cash resources (available cash of $35.6 million as of November 30, 2002), and substantial bank debt, which was $196.4 million as of November 30, 2002. The Company has $25 million available under the revolving portion of the Credit Agreement only if certain production targets and other conditions are met. Due to its cash flow concern and the restrictive nature of the covenants in the Credit Agreement, which have been aggravated by the decrease in palladium prices after the execution of the Stock Purchase Agreement, if the Norilsk Nickel transaction is not consummated, the Company is considering substantial changes in its operating plans, which could include downsizing operations, reducing employment and seeking alternative sources of funding, if available. Certain of these changes may be implemented whether or not the Norilsk Nickel transaction is consummated, and may involve further amendments to the Credit Agreement.

      As discussed under “The Board’s Consideration of the Stock Purchase Agreement — Background of the Transaction,” the Company explored its strategic alternatives for more than one year prior to entering into the Stock Purchase Agreement with Norilsk Nickel. The Company retained financial advisors in September 2001 Over the course of the past year, the Company and its financial advisors have contacted more than 18 parties and executed confidentiality agreements with 14 of these parties. However, the Company only received the Norilsk Nickel proposal and a preliminary proposal from another company to discuss a possible joint venture at East Boulder. Other than the private placement of securities in January 2002, the Company’s efforts were largely unsuccessful prior to the Norilsk Nickel proposal. Your Board therefore believes that if the Norilsk Nickel transaction is not consummated, there may be no other strategic alternatives available to the Company. Due to the production, cost and credit agreement issues described under “The Stock Purchase Agreement — Background of the Transaction”, we believe that we may face substantial financial difficulties if we continue to operate on a stand-alone basis given current palladium prices.

      Production in the 4th quarter at the Stillwater Mine has been affected by issues arising from increased MSHA enforcement activity. The correction of conditions noted in these inspections has significantly disrupted production. Included in these corrections are new interpretations of standards and renewed emphasis on explosives driven by Homeland Security. The Company is aggressively working with MSHA to address the concerns raised with respect to these inspections. The Company hopes to resolve these issues in the near future, however, there can be no certainty that further disruptions will not occur. During the last six months the Company’s accident incident rate has been at historic lows and management fully expects this trend to continue as a result of actions it has taken.

There Are Risks Associated With the Anticipated PGM Agreement

      Pursuant to the Stock Purchase Agreement, we have agreed to negotiate in good faith with Norimet and Norilsk Nickel to enter into the PGM Agreement, whereby we intend to purchase from Norimet (or its affiliate) at least one million ounces of palladium annually. The Company will resell the PGMs in the Western Hemisphere from time to time, depending on market conditions.

      Although the parties have agreed to negotiate in good faith to enter into the PGM Agreement, there can be no assurance that they will be able to agree on mutually acceptable terms for the agreement.

      Additionally, if the PGM Agreement does not provide for exclusivity, Norimet and Norilsk Nickel (and their affiliates) would be free to sell PGMs in the Western Hemisphere directly or through other distributors, in competition with the Company.

      As the Company’s controlling stockholder, Norilsk Nickel’s interests with respect to the PGM Agreement may conflict with the interests of the Company’s other stockholders. The Stockholders Agreement provides certain safeguards for certain matters related directly or indirectly to the PGM Agreement (including negotiation, amendment or modification of the PGM Agreement and the purchase of palladium, platinum or rhodium pursuant thereto). These matters will be subject to the approval of the Public Directors (i.e. directors not appointed by Norilsk).

      The PGM Agreement will require the Company to buy at least one million ounces of palladium per year. The demand for palladium may fluctuate, we have no control over the demand and there is no guarantee that we will be able to resell one million ounces annually (or any other number of minimum ounces agreed to). This may trigger a penalty under the PGM Agreement or have other adverse consequences to the Company.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

      Some statements contained in this proxy statement are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, therefore, involve uncertainties or risks that could cause actual results to differ materially. Such statements include comments regarding expansion plans, costs, grade, production and recovery rates, permitting, financing needs, the terms of future credit facilities and capital expenditures, increases in processing capacity, cost reduction measures, safety, timing for engineering studies, and environmental permitting and compliance, litigation and the palladium and platinum market. Factors that could cause actual results to differ materially from those anticipated include:

•	worldwide economic and political events affecting the supply and demand of palladium and platinum;

•	price volatility of PGMs;

•	potential cost overruns, difficulty in making reliable estimates in connection with expansion, uncertainties involved in developing a new mine and other factors associated with a major expansion;

•	fluctuations in ore grade, tons mined, crushed or milled;

•	variations in concentrator, smelter or refinery operations;

•	geological, technical, permitting, mining or processing problems;

•	availability of experienced employees;

•	financial market conditions;

•	compliance of the Company and significant customers with marketing contracts; and

•	the other factors discussed under “Certain Significant Factors.”

      Investors are cautioned not to put undue reliance on forward-looking statements. The Company disclaims any obligation to update forward-looking statements.

THE PARTIES

The Company

Stillwater Mining Company

536 East Pike Avenue
Columbus, Montana 59019

      Stillwater Mining Company is the only U.S. producer of palladium and platinum and is the largest primary producer of PGMs outside of South Africa and Russia. The Company was incorporated in 1992 and is based in Columbus, Montana. The Company mines, processes and refines PGMs from a geological formation in southern Montana known as the J-M Reef. The J-M Reef is the only known significant source of PGMs outside South Africa and Russia. The J-M Reef is an extensive mineralized zone containing PGMs which have been traced over a strike length of approximately 28 miles.

MMC Norilsk Nickel

MMC Norilsk Nickel

Usadba Center
22, Voznesensky per.
Moscow 103009 Russia

      Norilsk Nickel, a publicly traded Russian company, is one of the leading global producers of base and precious metals, and one of Russia’s pioneering companies in terms of productivity, financial performance, training and development of personnel and adoption of good corporate governance practices.

      Norilsk Nickel is the world’s largest producer of nickel and palladium. It is a significant producer of platinum, gold, copper and cobalt. Norilsk Nickel also produces other precious metals, selenium, tellurium and other materials. Its principal production facilities are located in the Krasnoyarsk and Murmansk regions of Russia. It recently acquired ZAO Polyus, Russia’s largest gold producer.

      Due to Russian state secrecy laws, which Norilsk Nickel has lobbied to have repealed (see below), it is allowed to report only its base metals production. Its average annual production of nickel, copper and cobalt is over 220,000, 400,000 and 4,000 tons, respectively.

      In the planned economy of the Soviet Union, Norilsk Nickel was at the forefront of the state’s investment in the mining and metallurgical industries. It has successfully navigated the difficult transition to a market economy, continuing to develop as a Russian and global leader in the mining industry. With 2001 revenues of over $4.3 billion, Norilsk Nickel is the sixth largest company in Russia, according to a study by UBS Warburg, and alone represents 1.9% of the country’s gross domestic product and 2.8% of its industrial output (Financial Times). Its market capitalization as of December 19, 2002 was over $4.4 billion. Additional information about Norilsk Nickel, its operations and financial performance can be found on its website at www.norilsknickel.ru/index.jsp?&lang=E.

      Norilsk Nickel places high importance on progressive management. It has made substantial investments in employee training, safety and development programs, with a commitment to achieving and maintaining the highest standards in these areas. In December 2002 it was recognized for its industry leadership with a number of Russian awards, including:

—	“Best Corporate Governance Practices Development,” by the Association for the Protection of Investor Rights;

—	“Company of the Year” in the Metallurgy category, at the awards ceremony sponsored by “Kompaniya, the leading Russian business magazine;

—	Three first prizes in the contest for “Russia’s Most Socially Effective Organizations”:

—	Norilsk Nickel, for qualification, training and retraining of personnel.

—	Norilsk Nickel’s Kola Mining and Metallurgical subsidiary, for organization of youth work and the welfare of mothers and children; and

—	Polyus Gold Mining Company, for developing catering facilities in the workplace.

      In the area of financial transparency, Norilsk Nickel has retained Deloitte & Touche to audit its 2002 financial statements in accordance with International Accounting Standards. In addition, it will begin to release unaudited quarterly financial statements in 2003.

      Norilsk Nickel has lobbied for the removal of Russian secrecy laws prohibiting the disclosure of information about reserves, production and sales of base and precious metals. In September 2002, Norilsk Nickel received permission to begin reporting its base metal production and sales figures, which it has since been doing on a quarterly basis. In November 2002, Norilsk Nickel received permission to disclose its base metals reserves at its two largest ore bodies, Oktyabrsky and Talnakh near the city of Norilsk. It is currently soliciting proposals from independent mining consulting firms to perform an audit of the reserves of these ore deposits. Norilsk Nickel continues to lobby the Russian government for repeal of the state secrecy laws that prevent it from reporting its reserves, production and sales of precious metals, including PGMs.

      The management of Norilsk Nickel is also committed to transparency and accountability in corporate governance, again with the aim of achieving and maintaining the highest international standards in this field. It amended its corporate charter to reflect the Code of Corporate Governance released by the Russian Federal Securities Commission in May 2002 (please see Norilsk Nickel’s 2001 Annual Report on the company’s web-site for a complete list of changes made). In addition, it has nominated and elected 3 independent directors to its 9-member board of directors, including Guy de Selliers, a Belgian citizen who is a former senior official of the European Bank for Reconstruction and Development (a public financial institution owned by the governments of Europe and the United States that has played a key role in the economic development of the formerly socialist countries of Central and Eastern Europe and the former Soviet Union) and is currently a member of the supervisory board of Fortis, the Dutch-Belgian financial services group. Norilsk Nickel has also instituted a new dividend policy whereby shareholders receive a dividend equal to 20 to 25 percent of its annual net income, calculated on the basis of International Accounting Standards (IAS).

      The largest shareholders of Norilsk Nickel are Vladimir O. Potanin and Michael D. Prokhorov, each of whom beneficially owns approximately 27.7% of Norilsk Nickel’s shares. The remaining shares of Norilsk Nickel are publicly traded on the Russian stock exchanges (RTS and MICEX) and over the counter in ADR form (American Depository Receipts) in New York, London and Berlin. The Russian Government is not directly or indirectly a shareholder of Norilsk Nickel.

      Mr. Potanin, 41, is the President and Chairman of the Board of Directors of Interros Holding Company, an investment fund which he founded together with Mr. Prokhorov in 1998, with holdings in mining, heavy machinery, banking and media. Prior to founding Interros, Mr. Potanin served as First Deputy Prime Minister of the Russian Federation and held senior positions in major companies in Russia. In addition to his duties at Interros, Mr. Potanin is a member of the Board of Trustees of the Solomon R.Guggenheim Foundation. He also serves on the Board of the Russian Union of Industrialists and Entrepreneurs and is a member of the Government Council on Entrepreneurship of the Russian Federation. He has received numerous decorations from the Russian Orthodox Church and is active in charities in Russia, particularly those focusing on the fields of education and culture. Mr. Potanin graduated in 1983 from the Moscow State Institute of International Relations, specializing in international economics.

      Michael D. Prokhorov, 37, has been the Chief Executive Officer of Norilsk Nickel since June 2001. Prior to that, Mr. Prokhorov was the President of Rosbank, one of Russia’s largest commercial banks and held other senior positions in major banks in Russia. Mr. Prokhorov graduated with honors from the Moscow State Financial Institute, Department of Foreign Economic Relations, in 1989.

Norimet Limited

Norimet Limited

Cassini House, 6th Floor
57 St. James Street
London SW1A 1LD

      Norimet is an indirect wholly-owned subsidiary of Norilsk Nickel based in London, England. Norimet is a metals trading and marketing company which distributes Norilsk Nickel’s metals internationally. Norimet primarily trades nickel and copper, but also deals in platinum, palladium (in ingot and sponge form), rhodium and the wide range of chemicals produced from PGM (solutions, salt and alloys).

      Norimet had revenues of $1.98 billion in 2001 and is audited in accordance with UK GAAP.

SPECIAL MEETING OF THE COMPANY’S STOCKHOLDERS

Date, Time and Place

      This proxy statement is being furnished to the stockholders of the Company in connection with the solicitation by the Board of proxies to be voted at the Meeting. The Meeting will be held at 10:00 a.m. (Mountain Time) on [date], 2003 at [place].

      This proxy statement was mailed on or about [date], 2003 to all stockholders entitled to vote at the Meeting. The Meeting is being held to: (i) approve and adopt the Stock Purchase Agreement, including the issuance of the Shares; and (ii) transact such other business as may properly come before the Meeting or any postponements or adjournments thereof. The Company’s principal executive offices are located at 536 East Pike Avenue, P.O. Box 1330, Columbus, Montana 59019.

Solicitation

      The enclosed proxy is being solicited by the Board on behalf of the Company. The cost of this solicitation will be borne by the Company. In addition to solicitation by mail, the officers, directors and employees of the Company may solicit proxies by telephone, telegraph, electronic means or in person. The Company may also request banks and brokers to solicit their customers who have a beneficial interest in the Common Stock, registered in the names of nominees. The Company will reimburse such banks and brokers for their reasonable out-of-pocket expenses. The Company has employed the firm of MacKenzie Partners, Inc., to assist in the solicitation of proxies and expects to pay that firm up to $35,000, plus out-of-pocket expenses, and will indemnify MacKenzie Partners against certain liabilities arising in connection with their solicitation of proxies.

Voting Rights

      Holders of shares of Common Stock at the close of business on [date], 2003 (the “Record Date”) are entitled to notice of and to vote at the Meeting. On the Record Date, [43,105,283] shares of Common Stock were issued, outstanding and entitled to vote. The holders of at least 50% of the shares of Common Stock issued, outstanding and entitled to vote at the Meeting, present in person or by proxy, constitutes a quorum. Each share of Common Stock outstanding as of the Record Date is entitled to one vote.

Voting

      If a quorum is present at the Meeting, the vote of the holders of a majority of the shares present in person or represented by proxy is required to approve and adopt the Stock Purchase Agreement, including the issuance of Shares to Norimet. If a stockholder abstains from voting on any matter, the Company intends to count such stockholder as present for purposes of determining whether a quorum is present at the Meeting for the transaction of business. Unless contrary instructions are indicated on a proxy, the shares of Common Stock represented by such proxy will be voted FOR the approval and adoption of the Stock Purchase Agreement, including the issuance of Shares to Norimet. Additionally, the Company intends to count broker “nonvotes”

as present for purposes of determining the presence or absence of a quorum for the transaction of business. A nonvote occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Abstentions and nonvotes will not be counted as votes cast for or against items submitted for a vote of stockholders.

      Neither management nor the Board knows of any other matters to be brought before the Meeting. If other matters are presented properly to the stockholders for action at the Meeting or postponements or adjournments thereof, then the proxy holders named in the proxy intend to vote in their discretion on all matters on which the shares of Common Stock represented by such proxy are entitled to vote.

Revocability of Proxies

      Any proxy may be revoked at any time before it is voted by (i) written notice to MacKenzie Partners, Inc., the Company’s proxy solicitors, at 105 Madison Avenue, New York, New York 10016, (ii) receipt of a proxy properly signed and dated subsequent to an earlier proxy or (iii) by request in person at the Meeting. If not revoked, the shares of Common Stock represented by a proxy will be voted according to the proxy.

Accountants

      Representatives of KPMG LLP, the Company’s independent accountants, are expected to be present at the Meeting. They will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

THE BOARD’S CONSIDERATION OF THE STOCK PURCHASE AGREEMENT

Background of the Transaction

1998 — Early 2001: Record PGM Prices and Financial Results

      The prices for platinum and palladium were at record levels between 1998 and early 2001. The price of platinum rose from approximately $380 per ounce in early 1998 to approximately $639 per ounce in early 2001; the price of palladium rose from approximately $240 per ounce to approximately $1,090 per ounce over the same period. The Company also had record financial results during this period. In 2000, the Company’s revenue was $225 million, a 49% increase over 1999 and a 111% increase over 1998. Net income was $61.4 million, a 65% increase over 1999 and a 359% increase over 1998. Operating cash flow was $117.7 million, a 74% increase over 1999 and a 279% increase over 1998. In the first quarter of 2001, net income and operating cash flow were $29.4 million and $18.9 million, respectively, as compared to $10.6 million and $9.6 million in the first quarter of 1999 and $21.0 million and $14.6 million in the first quarter of 1998.

      For over 10 years the Company’s operations consisted of mining ore at one mine, the Stillwater Mine located in Nye, Montana. In 1998, to take advantage of this high price environment and the Company’s resulting increased cash flow, the Company pursued an expansion plan to increase its production capacity through the expansion of the Stillwater Mine, construction of a new mine at East Boulder, construction of a tailings facility and expansion of the smelter and refinery to accommodate the increased throughput. At that time the Stillwater Mine was producing approximately 2,000 tons of ore per day. The plan involved increasing the production at the Stillwater Mine from 2,000 to 3,000 tons of ore per day, by removing production bottlenecks and improving the ability to remove ore and waste by building larger ore passes and enhancing preventative maintenance programs for fixed and mobile equipment. In addition, the plan involved construction of a new mine at East Boulder with a capacity of 2,000 tons of ore per day. The original long-term goal of the plan was to achieve commercial production at the East Boulder Mine in 2002 and increase the capacity of Stillwater Mine, so that the Company’s annual rate of PGM production would be approximately one million ounces by the end of 2003. The overall cost of the expansion plan (including expansion of Stillwater Mine, development of the East Boulder Mine and expansion of the Columbus Metallurgical Facility) was initially estimated at approximately $385 million, and costs were to be financed through a combination of the Company’s available cash, equity and debt.

      In February 2001, the Company entered into the $250 million Credit Agreement with a syndicate of financial institutions which refinanced a previous $175 million bank facility. The Credit Agreement provides for a $65 million term loan facility maturing on December 30, 2005 and a $135 million term loan facility maturing on December 31, 2007, the proceeds of which were used for capital expenditures, working capital, including letters of credit, and refinancing the prior credit agreement. The Credit Agreement also provides for a $50 million revolving credit facility maturing on December 30, 2005, the proceeds of which are used for general corporate and working capital needs, including letters of credit. The Company has $25 million available under such revolving facility if certain operating and financial parameters are met.

      Commencing March 31, 2002, and occurring during each of the ensuing calendar years, the Company is required to make a scheduled repayment on a quarterly basis of the aggregate outstanding principal amount of the $65 million term loan facility in an amount equal to the product of (i) the outstanding aggregate principal amount of such loans and (ii) the percentage set forth following the relevant calendar year: 2002, 10.0%; 2003, 30.0%; 2004, 30.0%; and 2005, 30.0%. Commencing June 30, 2001, and occurring during each of the ensuing calendar years, the Company is required to make a scheduled repayment on a quarterly basis of the aggregate outstanding principal amount of the $135 million term loan facility in an amount equal to the product of (i) the outstanding aggregate principal amount of such loans and (ii) the percentage set forth following the relevant calendar year: 0.75%; 2002, 1.00%; 2003, 1.00%; 2004, 1.00%; 2005, 1.00%; 2006, 45.00%; and 2007, 50.25%. The loans are required to be prepaid from excess cash flow, proceeds from asset sales and the issuance of debt or equity securities, subject to specified exceptions.

      The Credit Agreement includes certain covenants, including restrictions on: (1) additional indebtedness; (2) payment of dividends or redemption of capital stock; (3) liens; (4) investment, acquisitions, dispositions or mergers; (5) transactions with affiliates; (6) capital expenditures; (7) refinancing or prepayment of subordinated debt; (8) changes in the nature of business conducted or ceasing operations at the principal operating properties; and (9) commodities hedging. The Company is also subject to financial and operating covenants, including a debt to operating EBITDA ratio, a debt service coverage ratio, a debt to equity ratio and attainment of project development targets for each quarter in the mines. The Credit Agreement also specifies certain events of default, including (1) a cross-default to other indebtedness of the Company; (2) any material modification to the mine plans; (3) a change of control of the Company; (4) the failure to maintain agreed-upon annual PGM production levels; (5) any breach or modification of any of the sales contracts; (6) maintenance of capital expenditure levels; and (7) minimum development levels. If the Company violates any of the covenants in the Credit Agreement or an event of default occurs, it could cause immediate acceleration of the loans and could increase the interest rate on any borrowings thereunder.

      By June 30, 2001, the expansion plan was approximately 71% complete and the cost of construction at that time was approximately $333 million, with another $133 million of capital expenditures required to complete the project. The significant increase from the initial estimate of $385 million for the cost of the expansion plan was primarily due to project scope reviews, additional ground support and the use of mining contractors rather than the Company’s crews for mine development and construction. At September 30, 2001, the Company’s borrowings under the Credit Agreement were $199.7 million.

      The global economic downturn beginning in early 2001 and the events of September 11, 2001 caused a steep and unexpected decline in commodities prices, including PGM prices. In early September 2001, the prices of palladium and platinum on the London PM Fix had fallen to $460 per ounce and $450 per ounce, respectively, down from $1,090 per ounce and $639 per ounce, respectively, earlier in the year. Demand for PGMs also began to fall sharply in 2001, as the Company’s primary customers, automobile manufacturers, themselves faced decreased demand due to the economic slowdown. Following the September 11 events, the price of palladium fell to approximately $320 per ounce by early October, representing a 71% decrease from the price of $1,090 in late January, 2001. The price of platinum, approximately $420 per ounce in October 2001, was less affected.

      The Company entered into several hedging contracts in early 2001, when available, in an effort to protect itself in the event of a price decrease. These contracts require the Company to deliver specific quantities of metal, or to financially settle the obligation in the future at specific prices or give the Company the right to buy or sell PGMs at a specified price, to reduce the negative impact of price changes on the Company’s cash flow. In addition, the Company entered into three supply contracts with its customers that contain guaranteed floor prices for metal delivered. One of these contracts applies to the Company’s production through December 2010 and the other two through December 2006. Under the contracts, the Company has committed between 80% to 100% of its palladium production and between 70% to 98% of its platinum production. However, these hedging and supply contracts were not sufficient to fully insulate the Company from the impact of the rapid, severe price decrease.

Initial Review of Strategic Alternatives

      When prices and demand for PGMs fell in 2001, the cash flow and debt financing required to continue with the Company’s expansion plan were no longer available. In October 2001, the Board determined to revise its expansion plan and to review funding requirements and strategic alternatives. The Board’s goal was to increase the Company’s available finances by reducing capital expenditures and operating costs, obtaining an amendment under the Credit Agreement and exploring the possibility of a third party minority investment or strategic transaction.

      In late September 2001, the Company retained Salomon Smith Barney, Inc. and JPMorgan as financial advisors in connection with this review of funding requirements and strategic alternatives. Salomon Smith Barney was familiar with the Company because it had advised the Company since its 1994 initial public offering; JPMorgan had experience in advising companies in the mining industry. The Company’s financial advisors began contacting third parties in October 2001. In addition, on October 9, 2001, the Board established a special committee, consisting of three outside directors, Messrs. Gilbert, James and Kearney, to work with management and the financial advisors on the various alternatives being explored by the Company.

      The Board frequently discussed the Company’s financial condition and strategic and financial alternatives. During the period between October 1, 2001 and November 20, 2002 the Board convened 27 meetings and the special committee convened 3 meetings.

      On October 26, 2001, the Company announced that it was reviewing its operating options, funding requirements and strategic alternatives, and that it had retained financial advisors in connection with this review.

Optimization Plan

      On November 5, 2001, the Board unanimously approved an optimization plan for the business operation and development of the East Boulder and Stillwater mines. The plan was implemented because the Board recognized that increasing production (and incurring the associated capital costs) did not make sense in the face of lower demand and prices for platinum and palladium. The plan held production at Stillwater Mine at a constant level of approximately 2,500 tons per day and reduced the initial production targets for the East Boulder Mine to 1,000 tons per day, while preserving the Company’s ability to gradually increase production at the Stillwater and East Boulder mines to the original 3,000 and 2,000 ton per day targets, respectively, if PGM prices improved.

Credit Agreement Amendment

      The lower PGM prices led to decreased operating cash flow for the Company, and, in November 2001, the Company determined that it would require relief with respect to some of the operational and financial covenants in the Credit Agreement. Specifically, as a consequence of the reduced production targets set forth in the optimization plan, the Company determined that covenants relating to production, debt to EBITDA ratios and debt service would likely be breached in 2001. The Company thus entered into discussions with its lending syndicate and, as of November 30, 2001, obtained an amendment of certain covenants in the Credit Agreement relating to production covenants and financial ratios and limitations.

Further Exploration of Alternatives

      By November 2001, the Company had entered into confidentiality agreements with nine parties, which included both strategic and financial parties. The Company established a data room for purposes of due diligence, and these parties began conducting due diligence on the Company.

      On November 28, 2001, the Company’s financial advisors reviewed with the Board regarding the Company’s strategic alternatives. At this meeting, the financial advisors discussed with the Board, and the Board considered, a wide range of alternatives, including potential equity alternatives (including the possibility of a rights offering, a public offering of securities, a private placement of securities, or the offering of convertible securities) and business combination transactions (including a merger, a sale of assets or a joint venture). The financial advisors discussed their views of whether the Company had the ability to accomplish each of these potential alternatives.

      Also in connection with the Company’s process of exploring strategic alternatives, the Company requested its legal counsel to prepare an S-3 shelf registration statement to be used in connection with a potential securities offering by the Company. On December 18, 2001, the Company filed the S-3 shelf registration statement with the SEC.

      After conducting preliminary due diligence, five of the nine third parties informed the Company that they were not in a position to pursue a strategic transaction with the Company. The remaining four companies conducted extensive due diligence on the Company between November and mid-January 2002.

      As of December 31, 2001, the Company had available cash of approximately $14.9 million and bank debt of approximately $224 million. As a result, the Board and the Company’s management determined that the Company needed additional funding as soon as possible.

      By mid-January 2002, two of the remaining four parties had informed the Company that they were unable to pursue a strategic transaction with the Company and the remaining two parties indicated that they needed more time.

     Private Placement

      By mid-January 2002, the Company had not received a viable proposal from any third party, and thus determined that it would not be possible to complete a strategic transaction in the near future. On January 21, 2002, the Company’s financial advisors reviewed with the Board a number of financing options, and the Board determined that the Company should conduct a private placement of Common Stock or “PIPES” offering. Between January 21 and January 31, 2002, the Company’s financial advisors contacted a number of potential investors which were thought to be interested in purchasing Common Stock in a private placement transaction. During this time period, the Company’s legal counsel prepared and negotiated with investors’ counsel a stock purchase agreement for the transaction and other related documentation. On January 31, 2002, the Company completed a $60 million private placement of Common Stock to 12 financial investors, at a price of $14 per share.

      On January 28, 2002, the Company amended the Credit Agreement to enable it to keep the proceeds received in the private placement transaction.

      Following the completion of the private placement, one of the two remaining parties proposed discussing a joint venture with the Company to develop the East Boulder Mine, but, after reviewing the financial terms of this preliminary proposal and consulting with its financial advisors, the Board determined that it was not in the best interests of the Company and its stockholders. The final party informed the Company that it was unable to propose a price which was greater than or equal to the then current market price of the Common Stock. (At the time, the Common Stock was trading at approximately $16.00 on the New York Stock Exchange.)

     SEC’s Review of S-3 Registration Statement

      In January 2002, the SEC informed the Company that it would review the Company’s S-3 registration statement filed on December 18, 2001. In January and February 2002, the Company received comments from, and had numerous discussions and communications with, the SEC regarding the registration statement.

      In mid-March 2002, the SEC informed the Company that the SEC believed the Company’s ore reserve estimate should be revised to better conform to the SEC’s interpretation of industry standards. The Company has used the same reserve estimation methodology since 1994 and the calculation of its reserves has been reviewed annually by independent consultants.

      Between March and early June, the Company had frequent meetings and telephone discussions with the SEC and sent the SEC numerous letters and supplemental information regarding the calculation of its ore reserves. On June 6, 2002, the Company and the SEC reached an agreement regarding the ore reserve . The Company agreed to modify certain parameters used in determining its probable ore reserve estimate and to file an amended Form 10-K for the year ended December 31, 2001, giving effect to the ore reserve change. The Company estimates that the impact on quarterly earnings will be $0.01 per share of Common Stock. The SEC declared the registration statement effective on June 7, 2002. The Company was required to pay $720,000 of contractual penalties to the investors in the PIPES transaction because the registration statement was not declared effective by May 1, 2002, as required under the stock purchase agreement for that transaction.

     Potential Merger

      In May 2002, the Company was approached by a PGM mining company which was exploring its own strategic alternatives. This company, which is similar in size to the Company, indicated that it would be interested in a stock-for-stock merger of equals or an alternative strategic transaction with the Company. On May 27, 2002, the Company executed a confidentiality agreement with the third party. The Company conducted extensive due diligence on this mining company in June and July 2002.

      By July 31, 2002, the Company’s share price had fallen to $9.50. In August 2002, the Company and the third party agreed to terminate their discussions, due to a decrease in the stock prices of both parties and other factors. JPMorgan acted as the Company’s sole financial advisor in connection with this potential transaction.

     Production Problems and Decreasing Palladium Price

      In an effort to reduce costs, in June 2002, the Company amended certain provisions of the incentive bonus contract with its labor unions regarding the Stillwater Mine which reduced the amount of incentive bonus paid to affected employees by 25% and which restructured the manner in which these bonuses are paid. As a result the Company experienced industrial relations problems, including reduced production in the third quarter.

      In the summer of 2002 the Company increased the level of production in the Stillwater mine in an area of the mine known as the upper west. The ore grade (percentage of PGMs contained in rock mined) from the upper west was lower than the grade for the other ore mined by the Company, thus reducing the Company’s ability to produce ore in line with its prior forecasts. East Boulder Mine ore grade improved during 2002, but was below the Company’s target rate of increase in ore grade. In addition, the Company experienced delays with infrastructure modifications for ventilation and electrical services at the Stillwater Mine, which also affected production.

      By August 2002, the price of palladium had dropped to $318 per ounce. In early August 2002, the Company scheduled meetings for August 19, 2002 and August 20, 2002 with two publicly held mining companies that had conducted extensive due diligence on the Company in December 2001 and January 2002.

     Contact from Norilsk Nickel

      In January 2002, Messrs. McAllister and Sabala attended a forum for mining company executives and investors in Florida. At this forum, they met Christophe Charlier, Director for Strategic Development and

Mergers and Acquisitions of Norilsk Nickel. At such time, they discussed recent developments at Norilsk Nickel, the Company, and the industry and agreed to meet again in the future.

      In early August 2002, Mr. Charlier telephoned Mr. McAllister to arrange a meeting between the Company’s management and Leonid Rozhetskin, Deputy Chairman of the Management Board and member of the Board of Directors of Norilsk Nickel, at the Company’s headquarters. A meeting was subsequently scheduled for August 16, 2002 and the venue was changed to New York City. On such date, Mr. McAllister met with Messrs. Rozhetskin and Charlier. At this meeting, Mr. Rozhetskin indicated Norilsk Nickel’s interest in pursuing a strategic transaction with the Company.

      On August 19 and 20, 2002, the Company met with the two publicly held mining companies with which it had previously scheduled meetings. These companies indicated their continuing interest in a strategic transaction with the Company and resumed due diligence on the Company. The Company executed a revised confidentiality agreement with one of these parties.

      On August 27, 2002, the Company and Norilsk Nickel entered into mutual confidentiality agreements regarding their negotiations.

      On September 4, 2002, the Company announced that it had reduced its production targets due to continued industrial relations issues and the delay of certain infrastructure projects at the Stillwater Mine. The Company also announced that it was possible that the Company would not be able to comply with certain requirements under the Credit Agreement and was seeking another amendment of the Credit Agreement.

      On September 11, 2002, the Company and its legal advisors met in New York City with Norilsk Nickel and its legal advisors to discuss possible terms for a proposed transaction between the parties. At this meeting, Norilsk Nickel proposed a transaction whereby it would acquire newly issued shares of Common Stock constituting 51% of the Company’s shares. Norilsk Nickel proposed that the consideration for the shares would consist entirely of palladium valued at the current market price, and also proposed (i) a break-up fee of $90 million, (ii) that it have certain stockholder rights, including the right to elect directors, and (iii) that it receive registration rights for the Shares. Norilsk Nickel indicated that it valued the Company at approximately $6.40 per share. At the time, the Company’s share price was approximately $6.63.

      Due to the combined effect of the Company’s third quarter 2002 production problems and the continued depressed demand and prices for PGMs, the Company determined that it could soon require relief with respect to the covenants in the Credit Agreement, as amended in December 2001. The Company entered into discussions with its bank syndicate.

      On October 1, 2002, the Company received a draft Stock Purchase Agreement from Norilsk Nickel. During October and November 2002, the Company and Norilsk Nickel and their legal advisors negotiated the terms of, and drafted documents for, the transaction, including the Stock Purchase Agreement, Stockholders Agreement and Registration Rights Agreement. The Company and its legal and financial advisors engaged in extensive negotiations regarding the terms of the potential transaction, including the amount and form of consideration, the termination fee and the governance of the Company following the Closing.

      On October 9, 2002, one of the mining companies indicated that it was not in a position to make a proposal to the Company. On October 16, 2002, the other mining company indicated that it would require additional time before it could submit an acquisition proposal.

      On October 21, 2002, Messrs. McAllister and Stark met in Moscow with certain officers of Norilsk Nickel, including Mikhail Prokhorov, General Director of Norilsk Nickel, and Mr. Rozhetskin. The purpose of the meeting was to meet the senior executives of Norilsk Nickel and to gain a better sense of their objectives. In addition, the principals discussed the basic economic terms of the transaction and determined that Norilsk Nickel would pay the equivalent of $7.50 per share for newly issued shares representing 51% of the outstanding Common Stock following such issuance. In exchange, although Norilsk Nickel’s earlier proposal did not include any cash, Norilsk Nickel said it was willing to include a cash component of $100 million, with the balance to be paid in a fixed number of ounces of palladium. The Company sought to have the palladium be valued at the Closing, but Norilsk Nickel would not agree to this proposal. Norilsk Nickel further confirmed that it would be willing to conduct a cash tender offer after closing for 10% of the currently outstanding shares at the same price of $7.50 per share. The Company’s management indicated that it would recommend the Norilsk Nickel transaction to the Board, subject to the resolution of governance issues and negotiation of satisfactory definitive agreements. At the time, the Company’s share price was $5.70, with the price of $7.50 per share representing a 31.6% premium. [To be updated]

      On October 25, 2002, the Company obtained an amendment to the Credit Agreement which further revised certain production covenants and modified certain financial covenants for the remaining term. As consideration for these amendments, the Company agreed to an amendment fee of approximately $1.2 million and a 50 basis point increase in the interest rate payable on the Company’s remaining debt.

      During this period, the remaining mining company continued its due diligence investigation of the Company. Based upon its communications with this mining company, the Company anticipated that it might submit a proposal for a strategic transaction at the same time the Board considered the Norilsk Nickel proposal. The Company also contacted and signed a confidentiality agreement with an investment fund which had expressed interest in the Company.

      The Company also contacted a large PGM mining company which had indicated in January 2002 that it was unable to propose to the Company a price which was greater than or equal to the then current market price of the Company’s shares. This company again declined to make a proposal for a strategic transaction.

      On November 7, 2002, the remaining mining company informed the Company that it was not in a position to pursue a strategic transaction with the Company. On November 15, 2002, Mr. McAllister met with the chief executive officer of this company in an effort to bring an alternative transaction to the Board for its consideration. The mining company did not change its position.

      In November 2002, the Company retained an internationally-recognized investigation firm to investigate and report to the Company its findings regarding the background, operations and reputation of Norilsk Nickel and its wholly-owned subsidiary, Norimet.

      A meeting of the Board was held in New York City on November 18, 2002, to consider the terms of Norilsk Nickel’s proposal, including the terms contained in the proposed Stock Purchase Agreement and Stockholders Agreement. At such meeting, (i) the investigation firm retained by the Company submitted a preliminary report and made a presentation regarding the backgrounds of Norilsk Nickel and Norimet, as well as the controlling stockholders of Norilsk Nickel, (ii) JPMorgan reviewed with the Board its financial analysis of the consideration to be received by the Company pursuant to the Stock Purchase Agreement, (iii) senior management of Norilsk Nickel made a presentation to the Board regarding Norilsk Nickel’s background and objectives and (iv) the Company’s legal counsel discussed the process for obtaining required consents and approvals in connection with the transaction.

      The Board met again on November 20, 2002. At such meeting, JPMorgan rendered its oral opinion to the Board which opinion was subsequently confirmed in writing to the effect that, as of that date, and subject to and based on the various considerations set forth in its opinion, the consideration to be received by the Company pursuant to the Stock Purchase Agreement was fair, from a financial point of view, to the Company. Legal counsel also reviewed the Board’s responsibilities and obligations under Delaware law. Based upon its review of Norilsk Nickel’s proposal, including the Stock Purchase Agreement, the Stockholders Agreement, the report presented by the investigation firm and JPMorgan’s presentation and opinion, the Board unanimously approved Norilsk Nickel’s proposal and determined to recommend that the Company’s stockholders approve and adopt the Stock Purchase Agreement at the Meeting.

      The Company, Norilsk Nickel and Norimet then executed the Stock Purchase Agreement. That afternoon, the parties issued a joint press release announcing the transaction.

THE BOARD HAS UNANIMOUSLY APPROVED THE STOCK PURCHASE AGREEMENT AND DETERMINED THAT THE STOCK PURCHASE AGREEMENT AND THE TRANSACTION CONTEMPLATED THEREBY, INCLUDING THE ISSUANCE OF SHARES TO NORIMET, ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS. WE UNANIMOUSLY RECOMMEND THAT YOU VOTE “FOR” THE APPROVAL AND ADOPTION OF THE STOCK PURCHASE AGREEMENT.

Reasons for the Board’s Recommendation; Factors Considered

      In reaching its decision to approve the Stock Purchase Agreement and to recommend that the Company’s stockholders vote to approve and adopt the Stock Purchase Agreement, the Board considered a number of factors, including the factors set forth below. The following discussion of information and factors considered and given weight by the Board is not intended to be exhaustive, but is believed to include all the material factors, both positive and negative, considered by the Board. In view of the variety of factors considered in connection with its evaluation of the Stock Purchase Agreement, the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations. In addition, individual members of the Board may have given different weights to different factors.

     Volatile PGM Prices

      1.     Declining Price of PGMs. The Board took into account the declining prices of platinum and palladium since January 2001. The price of palladium on the London PM Fix as of November 19, 2002, the last full trading day before the signing of the Stock Purchase Agreement, was approximately $275 per ounce, representing a decrease of approximately 75% from the high of $1,090 per ounce as of January 26, 2001. The price of platinum as of November 19, 2002 on the London PM Fix was approximately $595 per ounce, representing a decrease of approximately 7% from the high price of $639 as of January 15, 2001. In 2001, 80% and 20% of the Company’s revenues were derived from the sale of palladium and platinum, respectively. Over time, the Company is dependent upon metal prices for its success. Metal prices are set by the market and are therefore beyond the control of the Company.

      2.     Effects on Financial Performance. The Board was aware that decreased prices and demand for PGMs, in addition to the Company’s continued labor, cost and infrastructure problems, have significantly impacted the Company’s financial performance. The Company reported net income of $4.7 million, or $0.11 per diluted share, for the third quarter of 2002 compared with net income of $10.3 million, or $0.26 per diluted share, for the third quarter of 2001. For the nine months ended September 30, 2002, cash flow from operating activities was $46.1 million compared with $92.3 million for the same period in 2001, a decrease of $46.2 million or 50.1%.

     Optimization Plan and Production Difficulties

      3.     Lower Production Targets. The Board took into account the Company’s plan to expand the capacity of the Stillwater Mine and build a new mine at East Boulder, which was required to be revised due to the decrease in prices and demand for PGMs and the resulting decreased available cash to the Company. In response to the low price/ demand environment, the Company adopted an optimization plan in November 2001 which significantly reduced production from planned levels at both mines. The Company’s growth potential was severely limited by the decrease in PGM prices and demand and the optimization plan.

      4.     Production Issues. The Board noted that throughout 2002 the Company has experienced production problems due to changes in its management, labor problems, infrastructure issues, lower than anticipated ore grades and implementation of the optimization plan. These production problems have resulted in decreased production at the mines, lower than anticipated revenues and the need for amendments to the Credit Agreement, and the Board believed the problems would continue.

     Burdensome Credit Agreement

      5.     Significant Debt and Restrictive Covenants. The Board took into account the Company’s borrowings under the Credit Agreement, which aggregated approximately $196 million as of November 15, 2002 and the significant operational and financial covenants under the Credit Agreement. The Company has been required to obtain a number of waivers and/or amendments under the Credit Agreement in the past year because it could not meet certain of these covenants. Each waiver and amendment has been expensive for the Company and has required considerable management time and attention. The Board believes that the covenants have essentially required management to design a mine production plan that complies with the restrictive terms of the Credit Agreement. In low price environments, mining companies generally make cost-driven operating decisions. However, in view of the covenants under the Credit Agreement, the Company’s operating decisions have been directed by production requirements. The Board believes that in the absence of some of the restrictions under the Credit Agreement the Company’s business plan would probably be different and the Company could operate more efficiently. The Stock Purchase Agreement would permit the Company to use a portion of the proceeds received from Norilsk Nickel to reduce its bank debt. Furthermore, the additional cash is expected to give the Company the opportunity to restructure its debt and amend or loosen some of the restrictive covenants in the Credit Agreement.

     Liquidity Concerns

      6.     Limited Cash Resources. The Board took account of the Company’s available cash, which was $42 million as of September 30, 2002, together with its cash flow projections. The cash resources available to the Company have been a continuing concern to the Board. When the Company announced its optimization plan in November 2001, it stated that if additional borrowings were not available under the Credit Agreement, it would likely run out of available cash resources by the end of the year. Subsequently, the Company was able to achieve an amendment of the Credit Agreement and complete a private placement in January 2002. However, the Company is continually monitoring its anticipated cash expenditures. Significant anticipated cash expenditures include capital expenditures at the mines, bonding requirements, environmental expenditures and ongoing corporate expenses.

      7.     Future Funding. The Board determined that, in the current low price environment, the Company would have difficulty surviving independently over the long term in the absence of additional financial resources due to its limited cash resources, cost and labor issues and the fact that the Company has quarterly repayment obligations under the Credit Agreement. The Company is unable to give any assurance as to its ability to refinance its debt or to obtain financing in the future in the absence of a strategic transaction.

     Exhaustive Review of Alternatives

      8.     Year-Long Process. The Board believed that, at the time, it was unlikely that any person other than Norilsk Nickel would be interested in a strategic transaction with the Company, based upon (i) the Board’s business experience and familiarity with the Company, its operations and financial results; (ii) the fact that the Company exhaustively explored its strategic alternatives for more than one year (including consideration of capital raising transactions, such as public and private securities offerings, and business combination transactions, such as mergers, acquisitions and joint ventures); (iii) the fact that the Company and its financial advisors had contacted at least 18 parties and entered into confidentiality agreements with at least 14 parties within the past year, nearly all of whom conducted due diligence on the Company; and (iv) the fact that the Company made multiple attempts to give potential third parties the opportunity to make a proposal, but no third party other than Norilsk Nickel made a viable offer to the Company regarding a strategic transaction.

      9.     Ability to Consider Offers. The Board considered the fact that the Stock Purchase Agreement does not restrict its ability, should we receive a superior third party proposal, to furnish information to and conduct negotiations with a third party and enter into an agreement relating thereto, if the Board’s fiduciary duties so require. However, the Company is restricted from soliciting or initiating contact with third party suitors.

     Weighing and Balancing the Norilsk Nickel Proposal

      10.     Background and Reputation. The Board took into account Norilsk Nickel’s reputation as one of the leading mining companies in the world, as well as the rumors and lack of information about Russian companies generally. Prior to approving the Stock Purchase Agreement, the Board retained, and received the detailed report of, a leading investigation firm regarding Norilsk Nickel’s background.

      11.     Negotiations with Norilsk Nickel. The Board was concerned that the consideration to be received at the Closing would consist of a combination of cash and a fixed number of ounces of palladium. The Company’s management sought an all cash proposal from Norilsk Nickel or, in the alternative, a proposal where the palladium consideration would be valued at Closing. Norilsk Nickel would not agree to either of these proposals. The Board believed that in view of Norilsk Nickel’s strong desire to include palladium as a substantial portion of the consideration, the combination of cash and palladium was in the aggregate of greater value than might otherwise have been achieved in a cash only transaction.

      12.     Best Price Achievable. The Board considered the negotiations which took place between the Company, on the one hand, and Norimet and Norilsk Nickel, on the other hand, with respect to such consideration and believed that it was the highest price that Norimet and Norilsk Nickel would agree to pay or that could be obtained from any source. The Board took note of Norilsk Nickel’s unwillingness to consider a merger transaction or an acquisition of a smaller than 51% stake in the Company and Norilsk Nickel’s insistence that the Company remain a publicly-traded company on the New York Stock Exchange.

      13.     Palladium Consideration Risks. The Board took into account certain risks associated with the palladium consideration, including that: (i) public companies generally receive cash or securities as consideration in strategic transactions and that it is unusual for a public company to accept a commodity as a substantial part of the transaction consideration; (ii) the fact that the number of ounces of palladium to be received at Closing was essentially fixed upon the signing of the Stock Purchase Agreement, and that the Company would bear the risk of a decrease in palladium price (or would benefit from any increase in palladium price) prior to its sale; and (iii) the fact that Norilsk Nickel is rumored to have a large “stockpile” of palladium and is eager to sell or dispose of a substantial portion of it. Based upon its experience with the Company, its evaluation of the Company’s financial performance, and the Company’s negotiations with other third parties in the past year, the Board determined that the aggregate consideration offered by Norilsk Nickel, representing $7.50 per share at the execution of the Stock Purchase Agreement, was fair to and in the best interests of the Company. Although the fixed number of ounces of palladium under the Stock Purchase Agreement represents a market risk to the Company, the Board believed the risk to be acceptable given the total consideration negotiated with Norilsk Nickel.

      14.     Controlling Stockholder. The Board considered the fact that Norilsk Nickel would become the controlling stockholder of the Company following the Closing and would be able to control the outcome of all stockholders’ votes. The Board also considered the governance provisions of the Stockholders Agreement negotiated with Norimet, including, but not limited to, the requirements that: (i) Norimet would be entitled to have proportionate representation on the Board (up to a maximum of the smallest number of directors constituting a majority of the Board); (ii) the Board must consist of a majority of independent directors; (iii) no Norilsk Nickel or Norimet officer, director or employee is able to serve as a director of the Company; (iv) there will be a required presence of Public Directors on the Board to represent the public stockholders; (v) that the approval of the Public Directors would be required for certain transactions with Norimet, Norilsk Nickel and their affiliates; and (vi) that there will be certain restrictions on Norimet’s ability to acquire additional shares of Common Stock. See “The Stockholders Agreement.”

      15.     PGM Agreement. The Board considered the expected risks and benefits of the PGM Agreement to be negotiated with Norilsk Nickel after Closing. The Board considered that an increased amount of palladium to be sold in the Western Hemisphere could cause the market price for palladium to drop and thus adversely affect the price for palladium received by the Company pursuant to existing contracts. The Board noted that the PGM Agreement was expected to generally increase the reliability of palladium deliveries to customers, thereby improving its market outlook. The Board also noted that it would be necessary to hire additional employees with trading experience to assist with the sale palladium under the PGM Agreement. See “PGM Agreement.”

      16.     Reasonable Termination Fee. The Board determined that the aggregate amount of the termination fee and the circumstances under which such fee would be payable to Norimet pursuant to the Stock Purchase Agreement, appear reasonable taking into account that: (a) Norimet was only willing to make its proposal on the express condition that the Company agree to such a termination fee upon the terms set forth in the Stock Purchase Agreement; and (b) the belief of the Board that the amount of the termination fee would not be likely to deter potentially interested third parties from pursuing a strategic transaction with the Company.

      17.     No Premium. The Board considered the historical market prices, recent trading activity and range and public trading multiples of the Common Stock and the value of the PGM Agreement, including the fact that the consideration to be received by the Company does not represent a significant premium over the $7.48 closing price of the shares on the New York Stock Exchange on November 19, 2002, the last full trading day prior to the meeting of the Board of Directors to adopt the Stock Purchase Agreement. The Company’s book value per share as of September 30, 2002 was $12.89. While the value of the consideration per Share cannot be determined until Closing because the price of palladium fluctuates, it is anticipated that the Shares will be issued for less than book value.

      18.     Stockholder Approval. The Board noted the fact that, under the rules of the New York Stock Exchange, the approval of the Company’s stockholders is required for the issuance of shares to Norimet and that the transaction cannot be consummated if a majority of the stockholders present at the Meeting vote against the approval of the Stock Purchase Agreement.

      19.     Other Approvals. The Board took into account the required government filings approvals and third party consents in connection with the transaction contemplated by the Stock Purchase Agreement, including, but not limited to the approval (or expiration of the applicable waiting period) under the HSR Act, the Exon-Florio filing and the consent or amendment under the Credit Agreement.

      20.     No Financing Condition. The Board considered the fact that the Stock Purchase Agreement is not subject to any financing contingencies and Norimet and Norilsk Nickel have represented that Norimet has the financial resources to consummate the stock purchase. The Board noted that within 75 days of the execution of the Stock Purchase Agreement, Norimet was required to deliver the palladium consideration to a warehouse in New York, [which delivery is to be made prior to the mailing of this proxy statement].

     Opinion of Financial Advisor

      21.     Analysis and Opinion. The Board considered the financial presentation by JPMorgan, including the opinion of JPMorgan to the Board dated November 20, 2002 to the effect that, as of that date, and subject to and based on the various considerations set forth in its opinion, the consideration to be received by the Company in connection with the proposed issuance of the Shares to Norilsk Nickel was fair from a financial point of view to the Company. See “The Board’s Consideration of the Stock Purchase Agreement — Opinion of Financial Advisor.”

     Industry and Other Factors

      22.     Industry. The Board took into account the nature of the PGM industry, the general economic and market conditions in the mining industry and in the United States, and the Company’s reliance on PGMs for the majority of its revenue. The Board noted that the transaction with Norilsk Nickel, including the PGM Agreement, would increase the stability of the supply of palladium in the Western Hemisphere, and could thereby increase long-term demand for palladium.

      23.     Company Factors. The Board considered the Company’s strengths, including its reputation, customer contracts and natural resources, and weaknesses, including its financial resources and the market shares of its business.

      24.     Stock Price Concern. The Board took into account that the price of the Company’s shares has been decreasing steadily since February 2001. The closing price of the Company’s shares on the New York Stock Exchange on November 19, 2002, the last full trading day before the signing of the Stock Purchase Agreement, was $7.48 per share. This represents an approximately 84% decrease from the closing price of $46.625 on February 15, 2000.

Opinion of Financial Advisor

      Pursuant to an engagement letter dated October 23, 2002, the Company retained JPMorgan, which had been advising the Company on various other matters in the past year, as its financial advisor and to deliver its opinion in connection with the proposed issuance of the Shares to Norilsk Nickel.

      At a Board meeting on November 20, 2002, JPMorgan rendered its oral opinion to the Board, which opinion was subsequently confirmed in writing, to the effect that, as of that date, and subject to and based on the various considerations set forth in its opinion, the consideration to be received by the Company in connection with the proposed issuance of the Shares to Norilsk Nickel was fair from a financial point of view to the Company.

      The full text of the written opinion of JPMorgan, dated November 20, 2002, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Exhibit B to this proxy statement. The Company’s stockholders are urged to read the opinion in its entirety. JPMorgan’s written opinion is addressed to the Board, is directed only to the consideration to be paid in the proposed issuance of the Shares to Norilsk Nickel and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote at the Meeting. The summary of the opinion of JPMorgan set forth in this proxy statement is qualified by reference to the full text of such opinion.

      In arriving at its opinion, JPMorgan, among other things:

•	reviewed drafts dated November 17, 2002, of the Stock Purchase Agreement and the Stockholders Agreement;

•	reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates;

•	compared the proposed financial terms of the proposed issuance of the Shares to Norilsk Nickel with the publicly available financial terms of certain transactions involving companies JPMorgan deemed relevant and the consideration received by such companies;

•	compared the financial and operating performance of the Company with publicly available information concerning certain other companies JPMorgan deemed relevant and reviewed the current and historical market prices of the Common Stock and certain publicly traded securities of such other companies;

•	reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business;

•	reviewed certain historical market prices for palladium and platinum;

•	discussed with management of the Company alternatives potentially available to the Company in the absence of the proposed issuance of the Shares to Norilsk Nickel; and

•	performed such other financial studies and analyses and considered such other information as JPMorgan deemed appropriate for the purposes of the opinion.

      JPMorgan also held discussions with certain members of the management of the Company with respect to certain aspects of the proposed issuance of the Shares to Norilsk Nickel, the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, the effects of the proposed issuance of the Shares to Norilsk Nickel on the financial condition and future prospects of the Company and certain other matters JPMorgan believed necessary or appropriate to its inquiry.

JPMorgan’s opinion further noted that management of the Company advised JPMorgan that the Company is experiencing liquidity and production issues that are creating significant risks to the Company and its ability to execute its current operating plan.

      JPMorgan relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished to JPMorgan by the Company or otherwise reviewed by JPMorgan, and JPMorgan did not assume any responsibility or liability therefor. JPMorgan did not conduct any valuation or appraisal of any assets or liabilities, nor were any such valuations or appraisals provided to it. JPMorgan has not assumed any responsibility or liability for undertaking any valuation or appraisal of any assets or liabilities of the Company or as to the solvency of or issues relating to solvency concerning the Company. In relying on financial analyses and forecasts provided, JPMorgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. JPMorgan also assumed that the proposed issuance of the Shares to Norilsk Nickel would be consummated as described in the Stock Purchase Agreement. JPMorgan has relied as to all legal matters relevant to rendering its opinion upon the advice of counsel. JPMorgan also assumed that the definitive Stock Purchase Agreement and Stockholders Agreement would not differ in any material respect from the drafts thereof furnished to them. JPMorgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the proposed issuance of the Shares to Norilsk Nickel will be obtained without any adverse effect on the Company or on the contemplated benefits of the proposed issuance of the Shares to Norilsk Nickel.

      The projections furnished to JPMorgan for the Company were prepared by the management of the Company. The Company does not publicly disclose internal management projections of the type provided to JPMorgan in connection with JPMorgan’s analysis of the proposed issuance of the Shares to Norilsk Nickel, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections.

      JPMorgan’s opinion also noted that, over the course of the past fourteen months, JPMorgan contacted more than fifteen parties to determine and solicit their interest in acquiring all or a substantial part of the Company or in making an investment in the Company.

      JPMorgan’s opinion was based on economic, market and other conditions as in effect on, and the information made available to JPMorgan as of, the date of such opinion. Subsequent developments may affect the written opinion dated November 20, 2002, and JPMorgan does not have any obligation to update, revise, or reaffirm such opinion. JPMorgan’s opinion is limited to the fairness, from a financial point of view, of the consideration to be received by the Company in the proposed issuance of the Shares to Norilsk Nickel and JPMorgan expressed no opinion as to the underlying decision by the Company to engage in the proposed issuance of the Shares to Norilsk Nickel. JPMorgan also expressed no opinion as to the prices at which the Common Stock would trade following the announcement or the consummation of the proposed issuance of the Shares to Norilsk Nickel, nor did JPMorgan express any opinion as to the value of palladium or platinum at any time, or as to the time frame within which, or prices at which, the Company would be able to sell the palladium received as part of the consideration.

      In accordance with customary investment banking practice, JPMorgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses utilized by JPMorgan in connection with providing its opinion. These summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by JPMorgan, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. References in the summary below to current market prices and to analyst consensus prices are for platinum and palladium as of November 15, 2002.

     Stock Price Performance

      JPMorgan reviewed the share price performance of the Company for the one-year period ending November 15, 2002 and compared it to the performance during the same period of the S&P 500 index and spot prices per ounce for platinum and palladium. During this period, the closing prices on the New York Stock Exchange for the Company’s shares ranged from a high of $19.96 to a low of $4.65, and declined approximately 53% from $15.99 to $7.50. During the same period, the S&P 500 index declined approximately 20%, the spot price per ounce of palladium, declined approximately 8%, and the spot price per ounce of platinum increased approximately 41%, each as reported by Bloomberg.

     Public Company Analysis

      JPMorgan analyzed and compared financial and trading information for the Company to corresponding information for the following five publicly-traded companies that produce platinum group metals, which are referred to as PGMs:

•	Anglo American Platinum Corporation Limited

•	Impala Platinum Holdings Limited

•	Lonmin PLC

•	Aquarius Platinum Limited

•	North American Palladium Ltd

      JPMorgan compared various financial and trading multiples and ratios of the selected companies and the Company using closing stock prices on November 15, 2002. Projected financial estimates were based upon publicly-available published reports of research analysts at various investment banks. Firm value was defined as the market value of equity on November 15, 2002 plus the book value of debt and minority interest, if any, less cash; EBITDA was defined as earnings before interest, taxes, depreciation and amortization, and cash earnings per share was defined as earnings per share plus depreciation and amortization per share, on an after tax basis.

      This analysis showed:

PGM companies

	Stillwater	High	Low

Market capitalization (US$ millions)	$326	$8,386	$179
6 month average daily dollar volume traded (US$ millions)	$3.5	$16.8	$0.2
Debt as a multiple of last twelve months EBITDA	2.3x	2.3x	0x
Firm value as a multiple of estimated 2003 EBITDA	5.4x	8.1x	3.3x
Price as a multiple of estimated 2003 cash earnings per share	3.9x	12.2x	2.6x
Price as a multiple of estimated 2003 earnings per share	10.7x	13.8x	5.0x

      JPMorgan noted that there are no companies which are directly comparable to the Company for which information is publicly available.

     Discounted Cash Flow Analysis

      JPMorgan performed a discounted cash flow analysis using projections provided by the Company’s management. These projections incorporated two sets of operating forecasts, the first based upon production at the Company’s East Boulder Mine at a rate of 1,250 tons of ore milled per day, and the second based upon production at that facility at a rate of 1,750 tons of ore milled per day. The operating forecasts in each case were based upon production at the Company’s Stillwater Mine at current levels of ore milled per day. In addition, this analysis considered three platinum and palladium price assumptions:

•	analyst consensus prices, which reflected the median of published forecasted platinum and palladium prices of research analysts at various investment banks of $345 per ounce of palladium and $523 per ounce of platinum in 2002 and $308 per ounce of palladium and $535 per ounce of platinum in 2003 and beyond,

•	current market prices which reflected the prices for palladium and platinum as of November 15, 2002, as reported by Bloomberg, of $294 per ounce of palladium and $603 per ounce of platinum, and

•	floor prices, which reflect the lowest prices at which the Company is required to sell platinum and palladium pursuant to its existing long term contracts.

      JPMorgan estimated a net present value of free cash flows from November 15, 2002 to December 31, 2051 using discount rates ranging from 7.5% to 10.0%. The implied per share equity values were computed by subtracting the Company’s current net debt and are shown in the table below:

Stillwater Equity Values Per Share

East Boulder Mine Production of 1,250 Tons of Ore Milled Per Day

	Discount rate of:

	7.5%	10.0%

Analyst consensus prices	$3.09	$1.52
Current market prices	$5.60	$3.48
Floor prices	$(6.36)	$(5.96)

East Boulder Mine Production of 1,750 Tons of Ore Milled Per Day

	Discount rate of:

	7.5%	10.0%

Analyst consensus prices	$4.23	$2.24
Current market prices	$6.99	$4.39
Floor prices	$(6.07)	$(5.89)

      Additionally, JPMorgan analyzed the ratio of share price to net present value per share of the Company and the five publicly-traded PGM companies listed under “Public Company Analysis”. JPMorgan used estimates of net present value at a discount rate of approximately 10.0% for each company based on publicly-available published reports of research analysts at various investment banks. This analysis showed that the Company’s shares traded at 0.9x of their net present value as estimated by research analysts at various investment banks, and other producers of PGMs traded at a multiple of estimated net present value ranging from 0.7x to 1.1x with a median of 0.8x.

     Potential Present Value of Consideration

      JPMorgan reviewed the total value of the consideration, consisting of cash and palladium, to be received per Share issued to Norilsk Nickel. Based on a price per ounce of palladium of $294 and a discount rate of 10% as of November 15, 2002, this analysis examined the value per share of consideration received by the Company at potential changes in metal prices, ranging from a 20% decrease to a 20% increase, and at potential time periods required to sell the palladium received as consideration ranging from 0 to 24 months. This analysis showed a range of equity values per share as follows (assuming metal is sold at equal rates annually, sales spread evenly throughout the year and proceeds from sale of metal discounted at 10%):

Stillwater Equity Values Per Share

Potential Present Value of Consideration per Share Issued

	Months to Sell Metal:

Change from current market price:	0	6	12	18	24

+20%	$8.27	$8.12	$7.98	$7.85	$7.72
+10%	$7.88	$7.75	$7.62	$7.50	$7.37
0%	$7.50	$7.38	$7.25	$7.14	$7.03
-10%	$7.11	$7.00	$6.89	$6.78	$6.68
-20%	$6.73	$6.63	$6.53	$6.43	$6.33

     Pro forma Analysis

      JPMorgan analyzed the potential impact of the proposed issuance of the Shares to Norilsk Nickel on the net present value per share of the Company and on earnings per share. Utilizing the Company management’s projections, JPMorgan estimated the impact of the issuance of shares to Norilsk Nickel, the consideration received by the Company and the sale of the palladium received from Norilsk Nickel on the net present value per share of the Company using the analyst consensus prices and current market prices referred to above. Assuming the current production rate of 1,250 tons of ore milled per day at East Boulder (while production at the Company’s Stillwater Mine remains at current levels), and further assuming that the metal to be received by the Company from Norilsk Nickel pursuant to the Stock Purchase Agreement would be sold in an eighteen month period, this analysis showed:

	Analyst consensus prices		Current market prices

	7.5% discount rate	10% discount rate	7.5% discount rate	10% discount rate

Net present value/share pre-transaction	$3.09	$1.52	$5.60	$3.48
Net present value/share pro forma for transaction	$5.70	$4.74	$6.76	$5.54
Net present value/share $ accretion	$2.61	$3.22	$1.16	$2.06
Net present value/share % accretion	84.4%	212.0%	20.7%	59.3%

As a sensitivity analysis, JPMorgan estimated the impact of a short term decrease in the price of metal on the net present value per share at a 10% discount rate and at analyst consensus prices. This analysis showed:

	Metal price drops		Metal price drops
	for 1 year by:		for 2 years by:

	10%	20%	10%	20%

Net present value/share pre-transaction	$1.52	$1.52	$1.52	$1.52
Net present value/share pro forma for transaction	$4.50	$4.29	$4.20	$3.72
Net present value/share $ accretion	$2.98	$2.77	$2.68	$2.20
Net present value/share % accretion	196.0%	182.2%	176.3%	144.7%

      JPMorgan also estimated the impact of the proposed issuance of the Shares to Norilsk Nickel on net present value per share assuming the proposed issuance of the Shares to Norilsk Nickel provided sufficient financing to expand production at the Company’s East Boulder Mine to 1,750 tons of ore milled per day

(while production at the Company’s Stillwater Mine remains at current levels), and further assuming that the metal would be sold in an eighteen month period. This analysis showed:

	Analyst consensus prices		Current market prices

	7.5% discount rate	10% discount rate	7.5% discount	10% discount rate

Net present value/share pre-transaction	$3.09	$1.52	$5.60	$3.48
Net present value/share pro forma for transaction	$6.26	$5.09	$7.44	$5.99
Net present value/share $ accretion	$3.17	$3.57	$1.84	$2.51
Net present value/share % accretion	102.5%	235.2%	32.9%	72.1%

      JPMorgan also estimated the pro forma impact of the proposed issuance of the Shares to Norilsk Nickel on the Company’s earnings per share. Utilizing the Company management’s projections, and assuming that the palladium received as consideration in the proposed issuance of the Shares to Norilsk Nickel would be sold between July 1, 2003 and December 31, 2004, this analysis showed:

•	Based on analyst consensus prices, a reduction of earnings per share of $0.21 and $0.32 in 2003 and 2004, respectively.

•	Based on current market prices, a reduction of earnings per share of $0.28 and $0.46 in 2003 and 2004, respectively.

Liquidity Analysis

      JPMorgan reviewed the Company’s projected cash flows and cash balances based on projections provided by the Company’s management at a production rate of 1,250 tons of ore milled per day at the East Boulder Mine (assuming that production at the Company’s Stillwater Mine remains at current levels) and sold over an eighteen month period. JPMorgan estimated the Company’s unlevered free cash flows at analyst consensus prices, current market prices and floor prices for the period from 2003 to 2015. In each year, unlevered free cash flows were positive based on analyst consensus prices and current market prices, and negative or slightly positive based on floor prices. JPMorgan also reviewed the Company’s projected operating cash flow, defined as net income plus depreciation and amortization less increase in working capital, capital expenditures and debt service (interest and scheduled principal amortization), and estimated the cash balance based on analyst consensus prices at the end of each year from 2002 to 2012. Based on this analysis, the Company was projected to have a negative cash balance at the end of each year from 2005 to 2011.

      JPMorgan also prepared a liquidity analysis assuming an increase in production to 1,750 tons per day at the East Boulder Mine (assuming that production at the Company’s Stillwater Mine remains at current levels). and cash flows based on the Company management’s projections. JPMorgan estimated the Company’s unlevered free cash flows at analyst consensus prices, current market prices and floor prices for the period from 2003 to 2015. In each year, except 2003, unlevered free cash flows were positive based on analyst consensus prices and current market prices, and negative or slightly positive based on floor prices. JPMorgan also reviewed the Company’s projected operating cash flow, capital expenditures and debt service, and estimated the cash balance based on analyst consensus prices at the end of each year from 2002 to 2012. Based on this analysis, the Company was projected to have a negative cash balance at the end of each year from 2003 to 2012. Based on the Company management’s projections, approximately $19 million of additional capital expenditures would be required in 2003 to increase production at East Boulder Mine from 1,250 tons of ore milled per day to 1,750 tons of ore milled per day at the East Boulder Mine (assuming that production at the Company’s Stillwater Mine remains at current levels). In this regard, JPMorgan noted that management did not believe the Company has sufficient liquidity to undertake this incremental capital expenditure, and that the case showing 1,750 tons of ore milled per day at East Boulder Mine was unattainable absent the proposed issuance of the Shares to Norilsk Nickel.

      JPMorgan also reviewed the impact of the proposed issuance of the Shares to Norilsk Nickel on the Company’s projected cash flow and cash balances based upon the Company management’s projections and at analyst consensus prices. This analysis shows that cash balances are projected to increase to greater than $100 million by the end of 2003 and continue to increase in most years through 2012. The cash balances are higher than the cash balances calculated in the analysis on a stand-alone basis as a result of the cash received as a portion of consideration in the proposed issuance of the Shares to Norilsk Nickel, the proceeds from the sale of the metal received as a portion of consideration in the proposed issuance of the Shares to Norilsk Nickel, and the resulting increase in interest income and decrease in interest expense.

      The summary set forth above does not purport to be a complete description of the analyses or data presented by JPMorgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. JPMorgan believes that the summary set forth above and its analyses must be considered as a whole and that selecting portions thereof, without considering all of its analyses, could create an incomplete view of the processes underlying its analyses and opinion. JPMorgan based its analyses on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions and industry-specific factors. JPMorgan’s analyses are not necessarily indicative of actual values or actual future results that might be achieved, which values may be higher or lower than those indicated. Moreover, JPMorgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses or PGMs actually could be bought or sold. In addition, there can be no assurances as to the value of palladium or platinum at any time, nor as to the time frame within which, or prices at which, the Company would be able to sell the palladium received as part of the consideration, as noted in the summary above.

      As a part of its investment banking business, JPMorgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. JPMorgan was selected to advise the Company with respect to the proposed issuance of the Shares to Norilsk Nickel and deliver an opinion to the Board with respect to the proposed issuance of the Shares to Norilsk Nickel on the basis of such experience and its familiarity with the Company.

      For services rendered in connection with the proposed issuance of the Shares to Norilsk Nickel and the delivery of the opinion, the Company has agreed to pay JPMorgan a fee of $1,000,000. JPMorgan will receive an additional fee of $4,000,000 if the proposed issuance of the Shares to Norilsk Nickel is consummated. In addition, the Company has agreed to reimburse JPMorgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify JPMorgan against certain liabilities, including liabilities arising under the federal securities laws.

      JPMorgan and its affiliates maintain banking and other business relationships with the Company and its affiliates, for which it receives customary fees. JPMorgan has also provided financial advisory services in the past to the Company, including serving as co-placement agent to the Company in connection with the Company’s private placement of Common Stock in January 2002 and received a fee of $1.65 million in connection therewith. In addition, one of JPMorgan’s affiliates is a participant in the Credit Agreement. In the past, JPMorgan and certain of its affiliates have also provided certain investment banking and commercial banking services to Norilsk Nickel and Norimet and their affiliates, relating primarily to hedging transactions, for customary compensation. In the ordinary course of their businesses, JPMorgan and its affiliates may actively trade the debt and equity securities of the Company, Norilsk Nickel and their affiliates for their own accounts or for the accounts of customers and, accordingly, JPMorgan may at any time hold long or short positions in such securities.

Certain Regulatory and Other Approvals and Filings

Antitrust Considerations

      Under the HSR Act, Norilsk Nickel and Stillwater cannot complete the transaction until they have given certain information and materials to the Federal Trade Commission and the Antitrust Division of the United

States Department of Justice and the required waiting period has expired or been terminated. Norilsk Nickel and Stillwater submitted pre-merger notification and report forms to the Federal Trade Commission and the Antitrust Division of the Department of Justice on December 9, 2002. The waiting period expires 30 days after such filing unless it is terminated prior to such date by the reviewing antitrust agency or is extended by a request for additional information from that agency. The parties believe that the transaction is not subject to the approval of the European Commission under the competition laws of the European Union.

      There can be no assurance that the governmental reviewing authorities will permit the applicable statutory waiting periods to expire, terminate the applicable statutory waiting periods or clear the transaction at all or without restrictions or conditions that would have a materially adverse effect on the companies if the transaction is completed. Under the terms of the Stock Purchase Agreement, Norimet, Norilsk Nickel and Stillwater are required to use best efforts to take such action as may be required in order to resolve any objections that governmental reviewing authorities might have with respect to the transaction. However, no party is required to take actions that will have a material adverse effect on the operations of such party. Any party may refuse to complete the transaction if any governmental reviewing authority has issued any order, decree or ruling or taken any other final action restraining, enjoining or otherwise preventing or prohibiting the consummation of the transaction contemplated by the Stock Purchase Agreement, or if, as of September 30, 2003, any governmental approval necessary for consummation of the transaction has not been obtained.

      The transaction may also be subject to regulatory review by other United States federal and state governmental authorities and by regulatory authorities in other jurisdictions.

Credit Agreement

      In February 2001, the Company obtained a $250 million credit facility from a syndicate of financial institutions. Under the terms of the Credit Agreement, the issuance of the shares to Norimet at the Closing will constitute a “change of control” and result in an event of default. The Stock Purchase Agreement provides that the Company must obtain a consent or amendment as the parties may agree is appropriate under the Company’s Credit Agreement in connection with the Stock Purchase Agreement and the transaction contemplated thereby.

Exon-Florio Amendment

      The Exon-Florio Amendment authorizes the President of the United States or his designee to make an investigation to determine the effects on national security of mergers, acquisitions and takeovers by or with foreign persons which could result in foreign control of persons engaged in interstate commerce in the United States. The President has delegated authority to investigate proposed transactions to the CFIUS.

      Reviews under the Exon-Florio Amendment are made in accordance with the following timetable: (i) within 30 days following the receipt by CFIUS of written notification of a proposed acquisition, CFIUS must determine whether to commence an investigation; (ii) if CFIUS commences an investigation, it must complete the investigation and submit a report and recommendation to the President within 45 days following the determination to commence an investigation; and (iii) the President has 15 days following the completion of the investigation to take action to suspend or prohibit the relevant acquisition.

      In order for the President to exercise his authority to suspend or prohibit an acquisition, the President must make two findings: (i) that there is credible evidence that leads the President to believe that the foreign interest exercising control might take action that threatens to impair national security and (ii) that provisions of law other than the Exon-Florio Amendment and the International Emergency Economic Powers Act do not provide adequate and appropriate authority for the President to protect the national security in connection with the acquisition. The President’s actions are not subject to judicial review. If the President makes such findings, he may take action for such time as he considers appropriate to suspend or prohibit the relevant acquisition. The President may direct the Attorney General to seek appropriate relief, including divestment relief, in the District Courts of the United States in order to implement and enforce the Exon-Florio Amendment.

      Absent certain conditions, the Exon-Florio Amendment does not obligate the parties to an acquisition to notify CFIUS of a proposed transaction. However, if notice of a proposed acquisition is not submitted, then the transaction remains indefinitely subject to review by the President under the Exon-Florio Amendment.

      On December 17, 2002, the Company and Norimet filed a joint notice of the transaction contemplated by the Stock Purchase Agreement with CFIUS. Although the Company believes that the transaction should not raise any national security concerns, there can be no assurance that CFIUS will not determine to conduct an investigation of the proposed transaction and, if an investigation is commenced, there can be no assurance regarding the outcome of such investigation. Although the parties are required to use best efforts to take such action as may be required in order to resolve any objections that CFIUS may have to the transaction (provided, however, that neither party is required to take actions that will have a material adverse effect on the operations of such party), the obligation of the parties to consummate the transaction contemplated by the Stock Purchase Agreement is conditioned upon there not being any final action restraining, enjoining or otherwise preventing or prohibiting the consummation of the transaction contemplated by the Stock Purchase Agreement.

Interests of Certain Persons

      In considering the recommendation of the Board of Directors, you should be aware that some of our directors and executive officers may be deemed to have interests in the proposed transaction that are different from, or in addition to, those of our stockholders.

Employment Agreements

      The Company has employment agreements with the following five executives of the Company: Francis R. McAllister, Chief Executive Officer and Chairman of the Board, James A. Sabala, Vice-President and Chief Financial Officer, Robert M. Taylor, Vice President, Mine Operations, Terrell Ackerman, Vice President, Planning and Process Operations, and John Stark, Vice President, Human Resources, General Counsel and Secretary. Summaries of the material provisions of the employment agreements with each of Messrs. McAllister, Sabala and Taylor were contained in the Company’s proxy statement on Schedule 14A filed with the SEC on April 9, 2002. On November 18, 2002, the Company amended its agreements with each of Messrs. Sabala and Stark, increasing their base salaries from $200,000 and $170,000 to $260,000 and $220,000, respectively, effective as of April 1, 2002 consistent with their increase in responsibility as of such date.

      Under each of the five employment agreements, the consummation of the transaction contemplated by the Stock Purchase Agreement will constitute a “Change in Control” or “Change of Control” (as such terms are defined in the agreements) of the Company.

      Mr. McAllister’s employment agreement provides that, in the event of a Change in Control, his term of employment with the Company shall continue for at least 24 months following the Change in Control. If, within two years of the occurrence of an event constituting a Change in Control and subject to (x) Mr. McAllister’s signing and not revoking a severance agreement and release and (y) his continued non-disclosure of confidential Company information, the Company terminates his employment without “Cause” (as defined therein) or he resigns for “Good Reason” (as defined therein), then, in lieu of the other severance payments to which he would be entitled under his employment agreement, he will be entitled to the following:

•	a lump sum cash payment in an amount equal to three times his annual base salary plus three times the higher of (x) his target bonus or (y) his annual bonus paid or payable for the most recently completed calendar year during his employment;

•	continued participation in the Company’s benefit plans and policies for a period of three years or less if he receives similar benefits from subsequent employment;

•	full vesting of options, with the options remaining exercisable for their full term as stated in his option agreements; and

•	an additional gross-up payment to cover any excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) with respect to these payments or pursuant to any other plan, arrangement, or agreement of the Company or its affiliates.

      Mr. Sabala’s employment agreement provides that, in the event of a Change of Control, his term of employment with the Company shall continue for at least 24 months following the Change of Control. If the Company terminates Mr. Sabala’s employment without “Cause” (as defined in the agreement), or if Mr. Sabala resigns for “Good Reason” (as defined in the agreement), in connection with or within two years following a Change of Control, Mr. Sabala will be entitled to:

•	a lump sum payment equal to two times the sum of (x) his annual base salary at a rate in effect immediately prior to the Change of Control or on the date of termination, whichever is higher and (y) his target bonus in effect immediately prior to the Change of Control or on the termination date, whichever is higher;

•	continued participation in the Company’s employee benefit plans and policies for a period of 24 months provided that the Company’s obligation to provide health insurance benefits shall be decreased to the extent that he receives such benefits from a subsequent employer; and

•	an additional gross-up payment to cover any excise tax imposed by Section 4999 of the Code with respect to these payments or pursuant to any other plan, arrangement, or agreement of the Company or its affiliates.

      The Agreements of Messrs. Taylor, Stark and Ackerman provide that, in the event of a Change of Control, the executive’s term of employment with the Company shall continue for at least 18 months following the Change of Control. If the Company terminates the executive’s employment without “Cause” (as defined in the agreement), or if he resigns for “Good Reason” (as defined in the agreement), in connection with or within two years following a Change of Control, the executive will be entitled to:

•	a lump sum payment equal to 1.5 times the sum of (x) his annual base salary at a rate in effect immediately prior to the Change of Control or on the date of termination, whichever is higher, plus (y) target bonus in effect immediately prior to the Change of Control or on the termination date, whichever is higher;

•	continued participation in all employee benefit plans and policies for a period of 18 months provided that the Company’s obligation to provide health insurance benefits shall be decreased to the extent that he receives such benefits from a subsequent employer; and

•	an additional gross-up payment to cover any excise tax imposed by Section 4999 of the Code with respect to these payments or pursuant to any other plan, arrangement, or agreement of the Company or its affiliates.

Continuing Directors

      Mr. McAllister and three members of the current Board will continue to serve as members of the Board following the Closing. See “The Stockholders Agreement.”

Insurance Coverage

      Under the provisions of the Stock Purchase Agreement, Norimet and Norilsk Nickel have agreed to cause the Company to maintain its current officers’ and directors’ liability insurance, subject to certain limitations. See “The Stock Purchase Agreement — Insurance.”

     Potential Transaction Bonus

      The Stock Purchase Agreement permits the Company to grant cash bonuses of up to an aggregate of $2 million for officers and employees, consistent with past practice, in connection with their 2002 performance and for efforts in furtherance of the transaction contemplated by the Stock Purchase Agreement. Such bonuses, if any, have not yet been approved by the Board and any such bonuses will not be payable until after the Closing.

     Vesting of Restricted Stock and Options

      The Company’s stock option plans provide for automatic vesting of all options upon a change in control of the Company. The Company has also granted its employees certain shares of restricted Common Stock for 2001 and 2002 performance, which vest upon a change in control of the Company. The Closing will constitute a change in control for both these purposes, and all of the Company’s outstanding options, including options to acquire 356,898 shares of Common Stock held by the Company’s directors and executive officers, and restricted shares of Common Stock, including 48,990 shares held by the Company’s executive officers, will vest at the Closing. For more information regarding the share ownership of the Company’s directors and officers, see “Security Ownership of Certain Beneficial Owners and Management.”

Certain United States Federal Income Tax Consequences

      If we complete the Closing, our use of our net operating loss carryforwards will likely be limited.

      As of December 31, 2001, we had net operating loss carryforwards or “NOLs” in excess of approximately $159 million for Federal income tax purposes. These NOLs are subject to review and potential disallowance by the Internal Revenue Service. These NOLs are due to expire in the years 2009 through 2021. The issuance of Shares to Norimet will likely cause us to undergo an “ownership change” within the meaning of section 382 of the Internal Revenue Code, although a determination as to whether such an ownership change will occur will depend on facts in existence at the time of Closing, including an evaluation of the actual ownership of the shares of the Company and Norimet. If an ownership change occurs, our ability to utilize our existing NOLs to offset income earned in taxable years following the Closing will be subject to limitations. In particular, under section 382, a corporation may use its pre-change NOLs in any taxable year following an ownership change only to the extent of its “section 382 limitation” for such taxable year. The section 382 limitation for a taxable year equals, in general and subject to adjustments, the product of (i) the “long-term tax-exempt rate” as determined at the time of the ownership change (currently 4.65%) and (ii) the equity value of the corporation immediately before the ownership change. NOLs not utilized in a given year because of the section 382 limitation remain available for use in future years until their normal expiration dates, but subject to the section 382 limitation in such later years. To the extent that a corporation’s section 382 limitation in a given year exceeds its taxable income for such year, such excess will increase the section 382 limitation in future years. Taking into account the current long-term tax-exempt rate and trading value of shares value of the corporation, we estimate that the amount of our annual section 382 limitation would be approximately $10.5 million. The extent to which an ownership change occurring as a result of the issuance of Shares to Norimet would affect our utilization of our NOLs involves inherently factual questions some of which cannot be currently known (including future profitability). We believe, however, that based on current projections of our taxable income such an ownership change should not materially affect our ability to utilize our existing NOLs. We cannot provide assurance that we would be able to fully utilize our existing NOLs before they expire, even in the absence of an ownership change.

THE STOCK PURCHASE AGREEMENT

      The following is a summary of the material provisions of the Stock Purchase Agreement. This summary is qualified in its entirety by reference to the full text of the Stock Purchase Agreement, a copy of which is attached as Exhibit A to this proxy statement. We encourage you to read the Stock Purchase Agreement because it, and not this summary, is the legal document that governs the rights and obligations of the parties under the Stock Purchase Agreement. Any capitalized terms used and not defined below have the meanings given to them in the Stock Purchase Agreement.

Stock Purchase

      Upon the Closing, the Company will issue 45,463,222 new shares of Common Stock to Norimet. The Shares will constitute at least 51% of the Company’s outstanding shares immediately following their issuance. The issuance of the Shares to Norimet will not have any effect upon the existing shares of Common Stock.

The consideration for the Shares will consist of $100,000,540 in cash and an aggregate of approximately 876,000 ounces of palladium metal in sponge and ingot form. The number of ounces of palladium to be delivered at Closing was fixed upon the signing of the Stock Purchase Agreement. On November 19, 2002, the last trading day before the signing of the Stock Purchase Agreement, the palladium was valued at approximately $241 million based upon the closing market price of palladium on the London PM Fix. On [                    ], 2003, the palladium was valued at approximately $[          ] million based upon the closing market price of palladium on the London PM Fix. The Company intends to sell the palladium from time to time pursuant to new long-term contracts, depending on market conditions. The value of the palladium varies with market price and consequently the Company will benefit from, or be hurt by, changes in the price of palladium prior to its sale.

      Based upon the market price of palladium at the time the Stock Purchase Agreement was approved by the Board, it was intended that each share of common stock to be issued to Norimet was based upon an equivalent exchange of $2.20 per share in cash and $5.30 per share in palladium, or an aggregate of $7.50 per share. There can be no assurance of any kind as to the amount of cash that will be realized by the Company upon the sale of the palladium received as consideration at the Closing. See “Certain Significant Factors.”

      Following the issuance of shares to Norimet, the Company will continue to be a public company required to file reports under the federal securities laws and continue to be listed on the New York Stock Exchange.

Delivery of Palladium

      As required under the Stock Purchase Agreement, on [December 20], 2002, Norimet established an allotment account and the Company established a pool account with                     in London. The parties have entered into agreements with                     , dated December 20, 2002, whereby                     has agreed to accept and hold palladium on behalf of Norimet. The purity and weight of the palladium will be verified by [                    ], an independent third party on behalf of the parties.

      On [                    ], 2002, Norimet notified the Company that the palladium consideration will consist of            ounces of palladium in sponge form and [          ] ounces of palladium in ingot form.

      [By February 3, 2003 Norimet must deliver/ On [                    ], 2003, Norimet delivered]           and            ounces of palladium in sponge and ingot forms, respectively, to its allotment account with                     , along with a certificate of weight and purity for the palladium. [[                    ] has confirmed the purity and weight of the palladium set forth in Norimet’s certificate.]

      Without the prior written consent of the Company, Norimet may not transfer this palladium from its allotment account until the earlier of (i) the Closing Date or (ii) 45 days following the termination of the Stock Purchase Agreement (other than any termination caused by a material breach of Norimet or Norilsk Nickel).

      [Describe letter of credit if Norimet has not delivered palladium within 75 day time frame]

      Norimet must bear all costs and risks associated with the delivery, evaluation and storage of the palladium prior to the Closing Date.

Closing

      The Closing will occur no later than the fifth business day after the satisfaction or waiver of all of the conditions in the Stock Purchase Agreement. We cannot assure you when, or if, all the conditions will be satisfied or waived. See “The Stock Purchase Agreement — Conditions.” We intend to complete the Closing as promptly as practicable subject to the satisfaction of those conditions.

      At the Closing, the Company will issue share certificates to Norimet representing the Shares and Norimet will pay to the Company $100,000,540 in cash. The share certificates will be legended to reflect appropriate restrictions under the federal securities laws and the fact that the Shares are subject to the Stockholders Agreement. In addition, [          ] and [          ] ounces of palladium in sponge and ingot forms, respectively, will be transferred from Norimet’s account at                     to the Company’s account at the Closing.

[If Norimet is prohibited under applicable law from transferring palladium to the Company, Norimet will instead pay to the Company an additional cash payment of $240,973,625.]

      The Company and Norimet will also sign the Registration Rights Agreement and the Company, Norimet and Norilsk Nickel will sign the Stockholders Agreement. (See “The Stock Purchase Agreement — Registration Rights Agreement” and “The Stockholders Agreement” below).

Use of Proceeds

      The Company may use the proceeds received from Norimet as determined by the Board. Uses may include repayment of its debt, palladium product marketing and development, utilization for performance and contractual bonds, capital expenditures and ongoing working capital.

Tender Offer

      As promptly as practicable (but no later than 30 days) after the Closing, Norimet must commence a tender offer for 4,350,000 shares of Company common stock at a price of $7.50 per share in cash. Norimet need not conduct the tender offer if there is any action by a governmental authority or any law seeking to prohibit the tender offer. Additionally, if the average closing price of Company common stock on the NYSE is above $7.50 per share for the 15 consecutive trading days after the Closing, Norimet is not required to conduct the offer.

      Norimet is not permitted to tender any of its shares in the offer. If the full amount of shares is purchased in the offer, Norimet’s ownership will increase to approximately 56% of the then outstanding shares of Common Stock.

      Norimet may modify the terms of the tender offer, but may not without the consent of the Public Directors change the form of consideration to be paid in the offer, increase or decrease the number of shares sought or amend any other condition of the offer in a manner adverse to the Company’s stockholders. The initial scheduled expiration date of the offer will be twenty business days after the offer is commenced. Norimet may extend the term of the offer by no more than ten business days if, on the initial scheduled expiration date, all conditions to the offer have not been satisfied or waived.

      On the day the offer commences, Norimet must file with the SEC a tender offer statement on Schedule TO. The Company will concurrently file with the SEC a solicitation/ recommendation statement on Schedule 14D-9, stating that it has not taken any position regarding whether or not its stockholders should tender their shares into the offer.

      Norimet will designate a bank, trust company or similar entity to act as paying agent in connection with the tender offer, and will cause the paying agent to distribute letters of transmittal and other relevant documentation to record holders of Company common stock. Norimet will also cause the paying agent to pay the offer price to stockholders tendering their shares pursuant to the offer and to take other customary actions in connection with the offer, including the deduction of withholding and other taxes from the offer price.

      If you would like to tender your shares to Norimet in the tender offer, no action is presently required. If Norimet is required to make the tender offer, it will mail you instructions on how to tender your shares following the Closing. The tender offer will be conducted after the Closing (which may not be for several months), and is subject to certain conditions.

Closing Conditions

      The obligation of each party to consummate the Closing is subject to a number of conditions, including the following:

•	There is no temporary restraining order or other judgment prohibiting the consummation of the transaction contemplated by the Stock Purchase Agreement or any action by any government authority seeking to restrain such consummation.

•	All requisite governmental approvals (or expiration of the applicable waiting period) required of the parties, including any required approval under the HSR Act, have been obtained.

•	The Company’s stockholders have approved and adopted the Stock Purchase Agreement at the Meeting.

•	[Before the mailing of this proxy statement, the Company has received consents or amendments under the Credit Agreement which are satisfactory to the parties and which enable the Company to consummate the transaction contemplated by the Stock Purchase Agreement, including entering into and performing the PGM Agreement.]

•	The other party has not materially breached the Stock Purchase Agreement and the other party’s representations and warranties in the Stock Purchase Agreement are materially true and correct as if made at and as of the Closing Date (or the date specified in the representation or warranty), except as would not have a material adverse effect on such other party.

•	The other party has received a legal opinion of its outside counsel as to certain matters.

Representations and Warranties

      The Stock Purchase Agreement contains certain customary representations and warranties by the Company that cover, among other things, organization, good standing and qualification; organizational documents; capitalization; termination of the rights agreement; authority and authorization; conflicts, consents, and government approvals; compliance with laws; accuracy of SEC filings and financial statements; absence of certain changes or events; absence of litigation; royalties; no brokers and finders; absence of liabilities; guaranties; compliance with material contracts; payments of dividends and stock redemption rights; title to property; taxes; labor and employment matters; employee benefit matters; insurance; no registration rights; environmental matters; intellectual property and compliance with New York Stock Exchange rules.

      The Stock Purchase Agreement also contains certain customary representations and warranties from Norilsk Nickel and Norimet that cover, among other things, organization, good standing and qualification; organizational documents; authority and authorization; conflicts, consents and government approvals; investment representations and covenants; no brokers or finders; sufficiency of funds and palladium; absence of litigation; financial statements; no undisclosed liabilities; compliance with laws; operation following the Closing; controlling persons of Norilsk Nickel and Norimet and no ownership of Company shares.

Survival of Representations and Warranties

      All representations and warranties of the parties to the Stock Purchase Agreement will survive for one year following the Closing. However, the representations and warranties of the Company with respect to taxes and the representations and warranties of Norimet with respect to operations following the Closing and non-liquidation of the Company shall survive until the expiration of the relevant statute of limitations. Any representation or warranty as to which a claim has been asserted prior to the expiration of the survival period shall terminate upon resolution of the claim.

Conduct of the Company Prior to the Closing

      The Stock Purchase Agreement provides that, with certain exceptions, the Company will conduct its operations in accordance with its ordinary course of business, consistent with past practice, and will not take any of the following actions: amend its organizational documents or file any certificate of designation with respect to any shares of unissued capital stock; authorize or effect any stock split or combination or reclassification of shares of capital stock; declare or pay any dividend, issue or authorize the issuance of any shares of capital stock; merge or consolidate with any entity; liquidate, dissolve or effect any recapitalization or reorganization in any form; enter into any new contract with any affiliate; enter into any contract, or modify, amend, terminate or waive any material rights under any contract, either of which would have a material adverse effect; incur, assume or guarantee any third party indebtedness; sell, transfer, pledge or otherwise dispose of any material asset, except for sales of inventory and the sale, transfer or other disposition of uneconomic or obsolete equipment in the ordinary course of business consistent with its past practice; enter into any swap, futures or derivatives transaction, except a hedging activity in the ordinary course of business; acquire any real property for an amount in excess of $400,000; acquire an equity interest in any entity; acquire any assets for a price in excess of $400,000; cancel or compromise any debt or waive, compromise or settle any claim in excess of $400,000; make any capital expenditure or commitment in excess of $400,000; change its accounting methods, practices or principles or keeping of books; institute a temporary shutdown or close any material facilities which are material to the results of operations or business of the Company; mortgage, pledge or subject to any lien any assets, except for permitted encumbrances; grant any rebates, discounts, advances or allowances to any customers; fail to renew any material lease of real or personal property or federal land patent or renew any such lease or patent on commercially unreasonable terms or at rates above market; increase the salaries of, or make any bonus or similar payments to employees, establish or modify any employee plans, or enter into or modify any employment agreements; make or change any material tax elections, change any tax principles or methods, or settle or compromise any material tax liability; grant any new royalty or fail to renew or maintain any material governmental approval.

      The Company must also use reasonable efforts to keep in place its existing insurance policies and bonds, and materially comply with the terms of its debt.

Access to Business

      Prior to the Closing, the Company must give Norimet’s representatives full access (to the extent permitted by law) to the premises, books, records, contracts, assets, accounts, employees and auditors of the Company.

No Solicitation

      Until the Closing, the Company and its directors, officers and employees may not (i) initiate or solicit any inquiries with respect to, or the making of, any Acquisition Proposal (as defined below), (ii) engage in any negotiations or discussions with, furnish any information or data to, or (iii) enter into any agreement with any person or entity (other than Norimet and its affiliates) relating to any Acquisition Proposal.

      An “Acquisition Proposal” is any third party proposal to acquire 50% or more of the assets or equity securities of the Company pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender or exchange offer or similar transaction or series of transactions.

      If the Company receives any third party communication about any Acquisition Proposal, it must provide Norimet with a summary of the material terms of the communication. If the Company receives an unsolicited written Acquisition Proposal that the Board in good faith concludes (following consultation with its outside legal counsel and its financial advisor), is, or could reasonably lead to a Superior Acquisition Proposal (as defined below), it may then furnish nonpublic information to or engage in negotiations with the third party. The Company may only take these actions: (i) if and to the extent that the Board concludes in good faith, following consultation with its outside legal counsel, that there is a reasonable possibility that the failure to do so could result in a breach of its fiduciary obligations under applicable law and (ii) after giving written notice to Norimet regarding the identity of the third party and the material terms and conditions of the Acquisition Proposal and the nature of the action that the Company intends to take.

      A “Superior Acquisition Proposal” is an unsolicited Acquisition Proposal that the Board determines in its good faith judgment, after consulting with the Company’s outside financial and legal advisors, and taking into account all terms and conditions of such proposal, the required governmental approvals and the likelihood of its completion (i) is reasonably capable of being completed and (ii) as a whole, taking into account all factors deemed appropriate by the Board, presents a more favorable opportunity than the Stock Purchase Agreement and the transaction contemplated thereby.

      The Board may not (and may not propose to) withdraw or modify in a manner adverse to Norimet) the Board’s recommendation that the Company’s stockholders vote to approve and adopt the Stock Purchase Agreement. However, in response to a Superior Acquisition Proposal, the Board may withhold or withdraw its recommendation that the stockholders vote to approve and adopt the Stock Purchase Agreement (and if a tender or exchange offer is proposed, may recommend that its stockholders accept the tender or exchange offer) if it provides Norimet with written notice stating it has received a Superior Acquisition Proposal, describing the material terms and conditions of the proposal and the identity of the proposing party or parties and stating and describing its intention to change such recommendation. The Board may only change its recommendation if it has concluded in good faith, after consultation with its outside legal counsel, that, in light of such Superior Acquisition Proposal, there is a reasonable possibility that failure of the Board to change its recommendation could result in a breach of its fiduciary obligations to its stockholders under applicable law.

Credit Agreement

      Under the Credit Agreement, the issuance of the Shares to Norimet at the Closing will constitute a “change of control” and result in an event of default. The Stock Purchase Agreement provides that the Company must obtain a consent or amendment as the parties may agree is appropriate under the Credit Agreement in connection with the Stock Purchase Agreement and the transaction contemplated thereby.

Covenants of Norimet and Norilsk Nickel

      Until the Closing, Norimet and Norilsk Nickel have agreed that they will maintain existing, and take steps to obtain any new, governmental approvals reasonably necessary to carry out their respective roles in the transaction contemplated by the Stock Purchase Agreement and will not take any action (or fail to take any action) which would result in their representations and warranties set forth in the Stock Purchase Agreement not being true or materially impair their ability to perform their obligations under the Stock Purchase Agreement.

      Norimet and Norilsk Nickel have also agreed that to the fullest extent permissible under applicable law, they will make available to the Company their financial statements and give the Company reasonable access to their information and personnel relevant to consummation of the transaction contemplated by the Stock Purchase Agreement and the discharge of the Company’s duties to its stockholders.

      Norimet must timely prepare and make all filings as may be required under applicable law in connection with the purchase of the Shares, including, but not limited to, filing a Schedule 13D and a Form 3 following the Closing.

Efforts

      The parties must use their reasonable best efforts to take all actions (including obtaining necessary consents and governmental approvals) necessary in order to consummate the transaction contemplated by the Stock Purchase Agreement, and must cooperate with one another in these efforts, unless prohibited under law.

Regulatory Approvals

      The parties must cooperate and consult with one another in determining whether any governmental approvals or consents are required in connection with the consummation of the transaction contemplated by the Stock Purchase Agreement, and in seeking to timely obtain such approvals or consents. The parties must take all necessary actions, including promptly and fully complying with any requests for information from governmental authorities to obtain all governmental approvals, unless prohibited by law. Additionally, the parties must use their best efforts to resolve any objections that may be raised, or claims that may be brought, by any governmental authority or third party in connection with the transaction. The parties must also promptly inform the other parties of any material communication received by any governmental authority regarding any of such transactions. See “The Board’s Consideration of the Stock Purchase Agreement — Certain Regulatory and Other Approvals and Filings”.

Insurance

      For a period of six years following the Closing, Norimet and Norilsk Nickel must use their best efforts to cause the Company to, and the Company must, maintain in effect, directors’ and officers’ liability insurance covering those persons who are currently covered by the Company’s current policy. In addition, Norimet must use its best efforts to cause the Company to, and the Company must, continue to indemnify each present and former director, officer or employee of the Company against any costs relating to the transaction contemplated by the Stock Purchase Agreement or otherwise with respect to any acts or omissions or alleged acts or omissions occurring at or before the Closing.

Operations following the Closing

      Norimet has informed the Company that it does not have any plans or proposals to liquidate the Company, sell its assets to or merge it with any other entity, or make any other major change in its business or corporate structure (other than as provided in the Stock Purchase Agreement). The parties have agreed that the Company will continue to operate in the best interests of all of its stockholders following the Closing. Norimet and Norilsk Nickel and their affiliates do not have any plan to liquidate or distribute any Shares or any plan to treat the acquisition of Shares on any tax return as part of a transaction qualifying under Section 351 or 368(a) of the Internal Revenue Code or a comparable provision of state or local law.

Certificate of Incorporation and By-Laws

      Following the Closing Date and at or before the Company’s next annual meeting of stockholders, the Company’s certificate of incorporation and by-laws will be amended to make certain conforming changes to take account of the Stockholders Agreement and to eliminate cumulative voting rights of stockholders.

PGM Agreement

      Promptly following the Closing, the parties will negotiate in good faith to enter into the PGM Agreement. Under the PGM Agreement, the Company will purchase from Norimet (or its affiliate) at least one million ounces of palladium annually. The palladium will be resold by the Company in the Western Hemisphere. The PGM Agreement must be on commercially reasonable terms. The parties intend that the PGM Agreement will be executed within six months of the Closing Date.

      Under the Stockholders Agreement, the Public Directors must approve the PGM Agreement. Their approval may not be unreasonably withheld or delayed. Although the parties have agreed to negotiate the PGM Agreement in good faith, the Company cannot guarantee that the PGM Agreement will be executed. For further information about the risks associated with the PGM Agreement, see “Certain Significant Factors”.

Termination

      The Stock Purchase Agreement may be terminated prior to the Closing Date:

•	with the mutual written consent of Norimet and the Company;

•	by Norimet or the Company if (i) any court or government agency has issued a law or judgment prohibiting the transaction contemplated by the Stock Purchase Agreement, (ii) by September 30, 2003, the required governmental approvals have not been obtained, any other closing condition has not been satisfied or the Closing has not otherwise occurred (due to no fault of the terminating party) or (iii) the Company’s stockholders did not approve and adopt the Stock Purchase Agreement at the Meeting;

•	by either party if the other party (i) has materially breached any representation, warranty or covenant in the Stock Purchase Agreement so that any representation or warranty is materially untrue or incorrect as of date of termination (or the date specified in the representation or warranty), (ii) there is a resulting material adverse effect on such other party (or parties) and (iii) the breach is not cured within forty-five (45) days after the date written notice of such breach is given to such other party; or

•	by the Company if a party has made a Superior Acquisition Proposal and the Company enters into any agreement with respect to such Superior Acquisition Proposal in compliance with the Stock Purchase Agreement and pays Norimet the termination fee described below under “Termination Fee.”

Termination Fee

      If the Company terminates the Stock Purchase Agreement because it has entered into an agreement for a Superior Acquisition Proposal, the Company must within three business days pay to Norimet a termination fee equal to $12,500,000. Additionally, if after a third party makes an Acquisition Proposal, the Stock

Purchase Agreement is terminated because the Company’s stockholders did not approve and adopt the Stock Purchase Agreement at the Meeting, and the Acquisition Proposal is consummated within nine months of such termination, the Company must pay to Norimet a termination fee equal to $12,500,000 within three business days of such consummation. If the Company does not timely pay the termination fee, it will also owe Norimet interest at JPMorgan’s prime lending rate plus 2%, as well as Norimet’s costs and expenses in enforcing the collection of the fee.

Indemnification

      The Company must indemnify Norimet and its affiliates, officers, directors, employees and agents from any costs relating to any breach of any representation, warranty or agreement made by the Company in the Stock Purchase Agreement. However, if the costs do not arise in relation to any third party action against Norimet, the amount of indemnification will be limited to a percentage equal to the percentage of the Common Stock owned by Norimet at the time the costs were incurred. Norimet and Norilsk Nickel and its affiliates, officers, directors, employees and agents must indemnify the Company from any costs relating to any breach of any representation, warranty or agreement made by Norimet or Norilsk Nickel in the Stock Purchase Agreement. Any breach by any party will be determined giving effect to any and all amendments and supplements of the disclosure schedules prior to Closing.

      Claims for indemnification (other than relating to indemnification for transfer taxes) may only be made during the term of survival of the representations and warranties. See “Survival of Representations and Warranties.”

      Each person or entity entitled to indemnification under the Stock Purchase Agreement must pay the first $5,000,000 of its costs. The indemnifying party will be liable for the costs in excess of $5,000,000, up to a maximum of $100,000,000. The Company may make any indemnification in cash and palladium in the same proportion as the purchase price for the Shares. For the purposes of indemnification, palladium is valued at $275 per ounce. Delivery of any palladium will occur through           . The indemnifying party will pay for any transfer taxes in connection with the indemnification. The Company may also elect to make its indemnity payment entirely in cash. The foregoing limitation does not apply to the Company’s agreement to negotiate in good faith with regard to entering into the PGM Agreement. Any indemnity payment made will be reduced by any amounts actually recovered by the indemnitee under any insurance policy.

Transfer Taxes

      Norimet must timely pay and indemnify the Company and its affiliates, officers, directors, employees and agents for any transfer or other similar taxes imposed outside of the United States in connection with the execution of the Stock Purchase Agreement and the delivery of Palladium to the Company under the Stock Purchase Agreement. The Company must timely pay and indemnify and hold harmless Norimet its affiliates, officers, directors, employees and agents with respect to any transfer or other similar taxes imposed within the United States.

Rights Agreement Amendment; Delaware Law

      The Company is party to a rights agreement, dated as of October 26, 1995, with Computershare Trust Company, Inc. In general, the rights agreement imposes a significant penalty upon any person or group that acquires 15% or more of the outstanding shares of Common Stock without prior approval of the Board.

      As required under the Stock Purchase Agreement, we have amended the rights agreement to ensure that the rights will not become exercisable as a result of the Stock Purchase Agreement or Stockholders Agreement. A copy of the amendment was included as an exhibit to the Company’s Current Report on Form 8-K filed with the SEC on November 21, 2002.

      Additionally, the Board has taken all action necessary to render the provisions of the Delaware General Corporation Law that restrict business combinations with interested stockholders, and any other applicable state anti-takeover laws, inapplicable to the Stock Purchase Agreement and Stockholders Agreement, to the extent permitted by law.

Registration Rights Agreement

      The Shares will not be registered under the Securities Act of 1933, in reliance upon the exemption from registration available under Rule 506 of the Securities Act. As a result, no registration statement concerning the issuance of the Shares has been or will be filed with the SEC prior to the Closing.

      Norimet has represented that it is acquiring the Shares for its own account for investment and not with a view to distribution, that it has such knowledge and experience in financial and business matters and that it is capable of evaluating the merits and risks of the prospective investment.

      Norimet has also agreed that it will not at any time following the Closing Date, directly or indirectly, voluntarily offer, sell, transfer or otherwise dispose of any of the Shares except in compliance with the Securities Act and other applicable law. Norimet understands that it may be required to hold the Shares until a sale can be made in compliance with the Securities Act.

      The Stock Purchase Agreement provides that Norimet and the Company will enter into a Registration Rights Agreement at the Closing. Under the Registration Rights Agreement, the Company must, upon written request of Norimet, use its best efforts to effect the registration under the Securities Act of all or part of the Shares. Before the seventh anniversary of the Closing, any such registration must be for a number of shares representing at least 5% of the outstanding shares of Common Stock. Norimet is permitted to make up to five such requests for registration.

      The Company must pay all registration expenses in connection with any such registration until such time as three registrations have been effected in which an aggregate of 75% of the Shares have been registered.

      The Registration Rights Agreement also provides that if the Company registers any of its securities under the Securities Act (other than in connection with an acquisition that would not permit registration of the Shares), it must give prompt, written notice to Norimet. At Norimet’s written request, the Company must use its best efforts to include some or all of the Shares in such registration.

      The Registration Rights Agreement also requires the Company to indemnify Norimet and its directors, officers and controlling persons against any losses to which they may become subject under the Securities Act or otherwise arising out of any untrue statement of material fact concerning the Company contained in any registration statement in connection with any registration thereunder. Norimet must indemnify the Company with respect to information provided by Norimet for inclusion in any such registration statement.

Confidentiality Agreements

      In connection with its negotiations regarding a potential transaction, the Company entered into mutual confidentiality agreements, dated August 27, 2002, with Norilsk Nickel. Under the confidentiality agreements, each party agreed that it and its affiliates and representatives would not (i) disclose any information provided by the other party in connection with its negotiations other than as required by applicable law or (ii) use such information for any purpose other than to evaluate the potential transaction with the other party. Each party also agreed that it and its affiliates and representatives will not disclose the fact that any relevant information exists or has been made available, including the content, existence, terms or status of the negotiations and the transaction. If the receiving party is required to disclose such information by applicable law, regulation or legal process, it will (i) promptly notify the disclosing party so that the disclosing party may take any legal or other action as it deems appropriate, (ii) in advance of the disclosure and to the extent legally permissible, provide the disclosing party with copies of the information to be disclosed and (iii) reasonably cooperate with the disclosing party in its attempt to limit disclosure.

      Each party acknowledged that the other party does not make any warranty or representation as to the accuracy or completeness of the information provided to such party or its representatives in connection with their negotiations, other than as set forth in any definitive documentation between the parties.

      Each party also agreed to inform the other party if it determined not to proceed with the transaction, and to destroy or return to the other party all copies of the information. Each party further agreed that its duties and obligations under the confidentiality agreement would continue following such return or destruction.

      Each party has agreed that, until August 27, 2003, unless (a) specifically requested by the other party or (b) an unaffiliated third party announces a bona fide offer for securities of the other party or a transaction with the other party whereby such third party would acquire more than 51% of the other party’s voting securities or any material part of the other party’s assets, it and its affiliates will not directly or indirectly (by forming a group or otherwise): (i) acquire, offer to acquire, or agree to acquire any securities or assets of the other party; (ii) solicit proxies to vote the other party’s shares or seek to advise or influence any person on the voting of other party shares; (iii) submit any stockholder proposal; or (iv) announce or propose any extraordinary transaction involving the Company or its securities or assets.

      In addition, each party has agreed that until August 27, 2003, it will not solicit or hire any employee of the other party or its subsidiaries with whom it had contact in connection with investigating a possible transaction, provided that such party may do so if the employee acted on his or her own initiative without any solicitation or encouragement from such party.

THE STOCKHOLDERS AGREEMENT

      At the Closing, the Company, Norimet and Norilsk Nickel will enter into a Stockholders Agreement which establishes certain corporate governance principles for the Company and includes certain other restrictive provisions with respect to the shares held by Norimet. The following is a summary of the material provisions of the Stockholders Agreement. This summary is qualified in its entirety by reference to the full text of the Stockholders Agreement, a copy of which is attached as Exhibit C to this proxy statement. We encourage you to read the Stockholders Agreement because it, and not this summary, is the legal document that, when executed, will govern the subject matter thereof. Any capitalized terms used and not defined below have the meanings given to them in the Stockholders Agreement.

Independence Requirements

      The Stockholders Agreement provides that at all times a majority of the directors on the Board must meet certain independence requirements. No director may be an officer, employee or director of any affiliate of Norilsk Nickel or Norimet. A majority of directors on the board must: (i) meet the requirements set forth in Sections 303.01(B)(2)(a) and (B)(3) of the listing requirements of the NYSE, as may be amended from time to time, (ii) meet such other requirements regarding the independence of directors as may be applicable to the Company pursuant to applicable Law or the rules of the NYSE, and (iii) become directors subject to an affirmative determination by the Company’s Independent Directors (as defined below) that he or she has no prior material relationship with the Company (other than as a director) or any affiliate of Norimet or Norilsk Nickel (including either directly or as a partner, shareholder or officer of an organization that has a material relationship with the Company or any affiliate of Norimet or Norilsk Nickel).

Board Composition; Norimet Directors and Public Directors

      There will initially be 9 directors. Any increase or decrease in the number of directors must be approved by a majority of the Independent Directors (as defined below). The Board is currently composed of seven directors. The size of the Board will be increased at the Closing to accommodate the requirements of the Stockholders Agreement.

      The Board will at all times be comprised of (i) certain directors designated by Norimet (the “Norimet Directors”), (ii) certain directors not designated by Norimet who are elected and replaced in a manner designed to protect their independence from Norimet and, as a result, to protect the interests of the minority stockholders (the Public Directors), and (iii) the Chief Executive Officer. The Chairman of the Board will at all times be the Chief Executive Officer. Immediately following the Closing, the Board will consist of the Chief Executive Officer, three current directors of the Company who will serve as the initial Public Directors and five persons who are designated by Norimet and who will serve as Norimet Directors. See “Norimet Designees to the Board of Directors” below.

     Norimet Directors

      The Stockholders Agreement provides that the number of Norimet Directors will be calculated based on Norimet’s proportionate ownership of the Company’s outstanding voting securities. As long as Norimet owns more than fifty percent (50%) of the outstanding voting securities of the Company, Norimet will from time to time be entitled to nominate for election to the Board the smallest number of directors that is a majority of the Board. For so long as Norimet owns ten percent (10%) or more but less than or equal to fifty percent (50%) of the outstanding voting securities of the Company, Norimet will from time to time be entitled to nominate for election to the Board a number of directors to the Board equal to the total number of directors on the Board multiplied by the percentage of the Company’s outstanding voting securities owned by Norimet; provided, that such number will be rounded to the nearest whole number.

      Certain Norimet Directors will be required to meet the independence requirements described above under “Independence Requirements” (the “Norimet Independent Directors”). The Stockholders Agreement provides that the minimum number of Norimet Independent Directors required to be on the Board shall be determined pursuant to the following formula:

      X = Y-Z

      X = the number of Norimet Independent Directors required to be on the Board

      Y = the smallest number that constitutes a majority of the Board

      Z = the number of Public Directors required to be on the Board

      For purposes of illustration, following the Closing, the Board will have nine members, with five (“Y”) being the smallest number that constitutes a majority of the Board. Since there will be three Public Directors required to be on the Board (“Z”) as calculated below under “Public Directors,” two Norimet Independent Directors would be required to be on the Board.

      If there is any vacant Norimet Director position due to the death, resignation or removal of any Norimet Director, an increase in the size of the Board, or otherwise, Norimet will select persons to fill this vacancy and take other necessary actions to cause their election to the Board. If any incumbent Norimet Director does not stand for re-election at any annual stockholder meeting, Norimet will designate the replacement for such person. The nomination and election of each Norimet Director is subject to the prior approval of a majority of the Board’s nominating committee, which may not be unreasonably withheld or delayed. To the extent permissible under Delaware Law, Norimet may remove any Norimet Director at any time, with or without cause, by providing written notice to the Company.

Public Directors

      The Board must include a number of Public Directors equal to the number of directors on the full Board minus the number of Norimet Directors, minus one (the Chief Executive Officer). Each Public Director must meet the independence requirements described above under “Independence Requirements.” The nomination and election of each Public Director is subject to the prior approval of a majority of the Board’s nominating committee, which may not be unreasonably withheld or delayed.

      If there is any vacant Public Director position due to the death, resignation or removal of any Public Director, increase in the size of the Board, decrease in the percentage of shares of Common Stock owned by Norimet, or otherwise, it will be filled by a majority vote of the remaining Public Directors then in office. If any incumbent Public Director does not stand for re-election at any annual stockholder meeting, the Public Directors will determine by majority vote the replacement for such person. If there are no Public Directors in office, the Company will call a meeting of its stockholders as soon as practicable to elect the requisite number of Public Directors as determined under the Stockholders Agreement. In such case, the Board’s nominating committee will propose and nominate qualified persons to be elected as Public Directors at the stockholders meeting and, at that meeting, Norimet must vote the shares of Common Stock or other securities of the Company it owns or controls in the same manner (on a proportionate basis) as the public stockholders of the

Company. None of Norilsk Nickel, Norimet or the Norimet Directors may take any action to cause the removal of any Public Director.

Independent Directors

      The term “Independent Directors” shall mean the Public Directors and the Norimet Independent Directors.

Related Party Transactions

      Under the Stockholders Agreement, neither the Company nor Norimet or any of its affiliates may make any decision or take, or resolve to take, any action (including, in the case of Norimet, Norilsk Nickel and their respective affiliates (whether acting alone or in its capacity as a stockholder of the Company), causing the Company or the Board to make any decision or take, or resolve to take, any action) regarding certain “Related Party Transactions,” without the prior approval of a majority of the Public Directors. This approval is in addition to any Board or stockholder approval required under applicable law or the Company’s certificate of incorporation. The Related Party Transactions include:

•	any matter related to the PGM Agreement or any of the Transaction Documents, including, but not limited to: (x) the amendment or modification of the Transaction Documents; (y) the negotiation, amendment or modification of the PGM Agreement and the purchase of palladium (as well as platinum or rhodium) pursuant to the PGM Agreement; or (z) any decision involving the registration of Common Stock pursuant to the Registration Rights Agreement;

•	any agreement, contract, arrangement, transaction, action or event with Norilsk Nickel, Norimet or their affiliates or any transaction, action (including a reverse stock split) or event otherwise benefiting any member of the Norilsk Nickel, Norimet or their affiliates in an advantageous manner over the interests of other stockholders; or

•	the amendment of the Certificate of Incorporation or By-Laws in a manner that (A) adversely affects stockholders other than Norilsk Nickel, Norimet or their affiliates or (B) is inconsistent with the Stockholders Agreement.

      In connection with the review of any Related Party Transaction, the Public Directors may select (in their sole discretion), and retain at the expense of the Company, independent financial advisors to review such transaction and provide an opinion regarding the fairness, from a financial point of view, of such Related Party Transaction (and any consideration to be received in connection therewith) to the stockholders of the Company other than Norilsk Nickel, Norimet and their affiliates.

Committees

      The Stockholders Agreement provides that the Board will have (i) an audit committee, to perform such functions as may be set forth in the audit committee charter of the Company, (ii) a nominating committee, to approve the nominees to be elected as Norimet Directors and Public Directors and to propose and nominate Public Directors if there are no Public Directors in office, (iii) a corporate governance committee, to recommend to the Board a set of corporate governance principles for the Company, and (iv) a compensation committee, to determine the compensation of the Chief Executive Officer and other executive officers of the Company. The Board will also have such other committees as it may from time to time determine, as may be permitted under Delaware law and the Company’s certificate of incorporation and by-laws. Each of these committees must be comprised of at least three (3) members, all of whom must be Independent Directors and at least one of whom shall be a Public Director. The Chief Executive Officer may not be a member of the compensation committee.

Other Corporate Governance Provisions

      The Stockholders Agreement contains various other corporate governance provisions, including the following:

Election of Certain Officers

      The Chief Executive Officer, Chief Financial Officer and Director of Sales and Marketing of the Company will be appointed by the Board. Such appointment will be subject to the reasonable approval of both (i) a majority of the Independent Directors and (ii) a majority of the Norimet Directors. The Chief Executive Officer may not be a director or officer of Norilsk Nickel, Norimet or any of their affiliates.

Meetings

      Upon the written request of two directors, a Board meeting must be called for any proper purpose as soon as practicable. Each party must use its best efforts to cause the directors to attend any such Board meeting.

Director Fees

      All Directors will receive normal, customary fees as determined by the Board for attending Board meetings and fulfilling their obligations as members of the Board. Directors who serve on committees will be entitled to additional customary compensation as the Board may determine.

Authority to Retain Advisors

      In instances where it is customary, appropriate and reasonable under the circumstances, any Independent Director may retain, at the Company’s expense, legal and financial advisors in order to fulfill his or her obligations as a member of the Board.

Standstill Provisions

      The Stockholders Agreement provides that from and after the Closing, Norimet and Norilsk Nickel and their affiliates shall not, alone or acting in concert with any other person or entity, acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any Common Stock or other securities or rights to acquire any Common Stock or securities of the Company, or any assets of the Company or any subsidiary or division thereof other than the purchase of Common Stock (i) pursuant to the Stock Purchase Agreement, (ii) pursuant to the tender offer contemplated by the Stock Purchase Agreement and (iii) as may be necessary from time to time to maintain ownership of fifty-one percent (51%) of the outstanding voting securities of the Company until such time as Norimet no longer owns at least twenty-five percent of the Company’s outstanding voting securities. However Norimet, Norilsk Nickel or any of their affiliates may make an offer to the Company to acquire all or part of the outstanding assets or securities of the Company (other than securities already owned by them), through a tender offer, merger, sale of assets, combination or similar transaction or series of transactions, if as a condition to the consummation of such transaction (A) the prior written consent of a majority of the Public Directors is obtained and (B) the Public Directors select in their sole discretion, and retain at the expense of the Company, independent financial advisors to review the transaction and provide an opinion regarding the fairness, from a financial point of view, of the financial terms of such transaction (and any consideration to be received in the transaction) to the stockholders of the Company other than Norilsk Nickel, Norimet and their affiliates.

Restrictions on Transfer

      The Stockholders Agreement provides that without the prior written consent of a majority of the Public Directors (which consent shall not unreasonably be withheld or delayed), from and after the Closing, Norimet shall not, and Norilsk Nickel shall cause Norimet not to, directly or indirectly, transfer any shares of Common Stock or other voting securities of the Company owned by it if as a result of such transfer any person will own five percent (5%) or more of the Company’s outstanding voting securities immediately following such transfer.

However, no such consent will be required (i) with respect to a transfer to an affiliate that agrees to be bound by the provisions of the Stockholders Agreement, or (ii) from and after the third anniversary of the date of the Stockholders Agreement if (A) the transferee is a reputable person in the reasonable opinion of the Public Directors, (B) the transferee agrees to be bound by the provisions of the Stockholders Agreement (it being understood that the Stockholders Agreement will be appropriately modified to account for such transferee as a party) and (C) Norimet gives 30 days’ prior written notice to the Company before any such transfer. Such notice must include all relevant material terms of the transfer (including the identity of the transferee).

Norimet and Norilsk Nickel Actions

      Norimet must vote or cause to be voted all shares of Common Stock and any other voting securities of the Company owned by it (whether or not acquired under the Stock Purchase Agreement), and to take all other actions necessary, to cause the election of directors as specified in the Stockholders Agreement and to otherwise ensure that the Company be governed at all times consistently with the governance principles contained in the Stockholders Agreement and to otherwise ensure the fulfillment of the other obligations of the Norilsk Nickel, Norimet and their affiliates under the Stockholders Agreement. Norilsk Nickel has undertaken to cause Norimet and its other affiliates to perform all of their obligations under the Stockholders Agreement, and will be jointly and severally liable with Norimet, or any other affiliate, for any breach of such agreement.

NORIMET DESIGNEES TO THE BOARD OF DIRECTORS

      The Stock Purchase Agreement provides that, effective upon Closing, the Board will be composed of nine directors, five of whom will be Norimet Directors, one of whom will be the Chief Executive Officer of the Company, and three of whom will be directors to be selected by the Board prior to the Closing from the current members of the Company’s Board. The Board is currently composed of seven members. The Company must also procure, prior to the Closing, the resignation of three directors to enable the Norimet Directors to serve as directors on the Board. Norimet has informed the Company that it intends to designate the five nominees listed below as new directors, all of whom have been found acceptable to the current Board. Information with respect to the current directors on the Board is contained in the Company’s definitive proxy statement, dated April 9, 2002, which is incorporated herein by reference.

      No action is required by the Company’s stockholders in connection with the appointment of the Norimet Directors to the Board.

      The following table sets forth the full name, age and five (5) year business experience of each Norimet Director. Norimet has informed the Company that, to the best of its knowledge, none of the persons listed below has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Norimet has also advised the Company that none of the persons listed below owns any shares of common stock of the Company.

Present Principal Occupation or Employment
Name and Position	and Employment History; Age

SUMMARY FINANCIAL INFORMATION OF THE COMPANY

      Set forth below is certain selected consolidated financial information with respect to the Company, excerpted or derived from the Company’s Annual Report on Form 10-K for [the fiscal year ended December 31, 2001 and Quarterly Report on Form 10-Q for the nine-months ended September 30, 2002], which reports are incorporated by reference herein. More comprehensive financial information is included in such reports and in other documents filed by the Company with the SEC. The following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information (including any related notes) contained therein. For information about where you can obtain copies of those documents, see “Where You Can Find More Information.”

	Nine Months Ended
	September 30,

	2002	2001	2001	2000	1999	1998	1997

	(In thousands, except per share amounts)
Income Statement
Revenues(1)	$216,954	$218,061	$277,381	$225,232	$150,691	$106,723	$76,877
Costs and expenses Cost of metals sold(1)	130,028	100,816	134,430	103,902	79,395	66,793	67,948
Depreciation and amortization	29,654	17,171	23,722	17,623	13,557	11,642	11,658
Total cost of sales	159,682	117,987	158,152	121,525	92,952	78,435	79,606
General and administrative expenses	10,578	15,905	22,342	9,753	7,305	5,102	3,479
Restructuring costs	(5,938)		10,974	—	—	—	—
Legal settlement		1,684	1,684	—	—	—	—
Total costs and expenses	164,322	135,576	193,152	131,278	100,257	83,537	83,085
Operating income (loss)	52,632	82,485	84,229	93,954	50,434	23,186	(6,208)
Interest income	744	1,719	1,900	1,095	1,048	1,354	1,073
Interest expense, net of capitalized interest(2)	(12,578)	—	—	—	(137)	(2,774)	(3,608)
Income (loss) before income taxes and cumulative effect of accounting change	40,798	84,204	86,129	95,049	51,345	21,766	(8,743)
Income tax (provision) benefit	(8,514)	(23,250)	(20,325)	(27,150)	(14,174)	(8,380)	3,366
Income (loss) before cumulative effect of accounting change	32,284	60,954	65,804	67,899	37,171	13,386	(5,377)
Cumulative effect of accounting change, net of income taxes (1)	—	—	—	(6,435)	—	—	—
Net income (loss)	32,284	60,954	65,804	61,464	37,171	13,386	(5,377)
Other comprehensive income	(6,092)	15,805	12,872	—	—	—	—
Comprehensive income (loss)	26,192	76,759	78,676	61,464	37,171	13,386	(5,377)
Basic earnings per share
Income (loss) before cumulative effect of accounting change	.76	1.57	1.70	1.76	1.01	0.43	(0.18)
Cumulative effect of accounting change(1)			—	(0.16)	—	—	—
Net income (loss)	.76	1.57	1.70	1.60	1.01	0.43	(0.18
Diluted earnings per share
Income (loss) before cumulative effect of accounting change	.75	1.55	1.68	1.73	0.96	0.38	(0.18)
Cumulative effect of accounting change(1)			—	(0.16)	—	—	—
Net income (loss)	.75	1.55	1.68	1.57	0.96	0.38	(0.18)
Weighted average common shares outstanding
Basic	42,712	38,708	38,732	38,507	36,758	31,472	30,435
Diluted	42,851	39,294	39,214	39,250	38,597	35,019	30,435

	Nine Months Ended
	September 30,

	2002	2001	2001	2000	1999	1998	1997

	(In thousands, except per share amounts)
Cash Flow Data
Net cash provided by (used in) operating activities	46,064	92,334	106,792	117,674	67,818	31,090	(1,889)
Capital expenditures(3)	39,607	156,306	197,155	198,060	194,253	77,963	15,110

		December 31,
		2001

Balance Sheet Data
Current assets	$123,679	$85,790	$85,790	$74,155	$45,710	$85,378	$35,303
Total assets	915,828	868,221	868,221	679,026	478,838	335,937	229,219
Current liabilities	61,838	63,507	63,507	59,195	36,989	26,617	12,249
Long-term debt and capital lease obligations	204,055	246,803	246,803	157,256	84,404	58,992	61,513
Shareholders’ equity	559,993	475,123	475,123	400,614	323,104	228,007	141,392
Working capital	61,841	22,283	22,283	14,960	8,721	58,761	23,054
Operating Data
Stillwater Mine
Tons milled(4)	744	661	912	756	689	719	577
Mill head grade(5)	0.57	0.62	0.62	0.64	0.66	0.69	0.70
Ounces of palladium produced	293	285	388	330	315	340	271
Ounces of platinum produced	87	85	116	100	94	104	84
Total ounces produced(6)	380	370	504	430	409	444	355
East Boulder Mine:
Tons milled(8)	288	41	85	—	—	—	—
Mill head grade(9)	0.36	0.28	0.31	—	—	—	—
Ounces of palladium produced	70	7	17	—	—	—	—
Ounces of platinum produced	20	2	5	—	—	—	—
Total ounces produced(10)	90	9	22	—	—	—	—
Sales Data
Ounces of palladium sold	368	292	391	324	314	337	288
Ounces of platinum sold	110	84	114	100	94	103	91
Total ounces sold(6)	478	376	505	424	408	440	379
Price and Cost Data(7)
Average realized price per palladium ounce	443	610	570	560	372	202	144
Average realized price per platinum ounce	506	516	498	481	383	377	388
Combined average realized price per ounce	457	589	554	541	375	243	203
Average market price per palladium ounce	355	687	604	680	358	286	178
Average market price per platinum ounce	523	559	529	544	377	372	395
Combined average market price per ounce	394	657	586	649	362	304	230
Total cash costs per ton milled	127	147	146	150	117	93	107
Total cash costs per ounce produced	279	263	264	264	198	151	174
Total production costs per ounce produced	343	310	311	305	231	178	207

(1)	Revenues consist of the sales revenue for palladium and platinum, including any hedging gain or loss, and are reduced by sales discounts associated with long-term sales contracts. Byproduct metals revenue and secondary materials processing revenue are included as a reduction of cost of metals sold rather than an increase in revenue. The company has credited byproduct revenues against operating costs of $8.2 million, $8.6 million, $7.0 million, $6.5 million and $2.7 million in years 2001, 2000, 1999, 1998 and

1997, respectively and $8.4 million and $6.4 million for the nine months ended September 30, 2002 and 2001 respectively. The company has credited secondary materials processing revenue against operating costs of $2.0 million, $1.2 million, $0.4 million, $0.1 million and $0 in years 2001, 2000, 1999, 1998 and 1997, respectively and $0.8 million and $1.8 million for the nine months ended September 30, 2002 and 2001 respectively. Additionally, effective January 1, 2000, the company changed its method of accounting for revenue recognition. Pursuant to the implementation of Staff Accounting Bulletin (SAB) 101, Revenue Recognition in Financial Statements, revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the price is fixed or determinable, no obligations remain and collectibility is probable. Under the terms of sales contracts and purchase orders received from customers, the company recognizes revenue when the product is in a refined and saleable form and title passes, which is typically when the product is transferred from the account of the company to the account of the customer. Sales discounts are recognized when the related revenue is recorded. The company previously recognized revenue when product was shipped from the company’s refinery to an external refiner. The implementation of SAB No. 101 was treated as a change in accounting principle with the cumulative effect of the change on retained earnings at the beginning of 2000 included in restated net income of the first interim period of 2000. The effect of the accounting change on 2000 was to decrease net income by approximately $10.3 million ($0.26 per basic and diluted share), which includes the cumulative effect of $6.4 million ($0.16 per basic and diluted share). The $6.4 million cumulative effect adjustment included $26 million of revenue previously recognized in 1999. Assuming the accounting change had been applied retroactively, the unaudited pro forma effect would have been a decrease in net income of $2.2 million ($0.06 per basic and $0.05 per diluted share) in 1999, a decrease in net income of $4.0 million ($0.13 per basic and $0.11 per diluted share) in 1998 and the effect would not be material in 1997.

(2)	Capitalized interest for the years ended December 31, 2001, 2000, 1999, 1998 and 1997 totaled $17.8 million, $15.7 million, $4.6 million, $2.1 million and $1.5 million, respectively and $13.4 million and $0 million for the nine months ended September 30, 2002 and 2001 respectively.

(3)	Aggregate capital expenditures related to expansion plans were $104.1 million, $108.8 million, $145.9 million, $49.9 million and $2.9 million in 2001, 2000, 1999, 1998 and 1997 and $0 million and $85.4 million for the nine months ended September 30, 2002 and 2001 respectively.

(4)	Tons milled represent the number of grade-bearing tons of ore and sub-grade material fed to the concentrator.

(5)	Mill head grade is presented as ounces of palladium and platinum combined per ton.

(6)	Ounces produced is defined as the number of ounces shipped from the concentrator during the period reduced by losses expected to be incurred in subsequent smelting and refining processes. Differences in ounces produced and ounces sold are caused by the length of time required by the smelting and refining processes.

(7)	Combined average realized price and market prices of palladium and platinum are reported at the same ratio as ounces are produced from the refinery. Total cash costs include costs of mining, processing and administrative expenses at the mine site (including overhead, taxes other than income taxes, royalties and credits for metals produced other than palladium and platinum.) Total production costs include total cash costs plus depreciation and amortization. Income taxes, corporate general and administrative expenses and interest income and expense are not included in either total cash costs or total production costs.

(8)	Tons milled in 2001 represent the number of grade-bearing tons of development material fed to the concentrator.

(9)	Mill head grade is presented as ounces of palladium and platinum combined per ton. Test batches of development material containing low-grade PGMs were processed through the concentrator in 2001.

(10)	The development ounces recovered from the East Boulder Mine in 2001 were generated from construction and development activities. Proceeds generated from the ounces during 2001 were credited against capitalized mine development in 2001.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table includes information available to the Company as of [                    ] concerning the beneficial ownership of Common Stock by: (i) stockholders known to the Company to beneficially own more than 5% of the Common Stock; (ii) each person that in the past fiscal year was a director or executive officer of the Company; and (iii) all directors and executive officers of the Company as a group. Unless otherwise indicated, all beneficial owners have sole voting and investment power over the shares held.

		Percent
Name of Beneficial Owner	Amount	of Class

Jennison Associates LLC(1)	3,794,150	8.76%
State Street Research & Management Company(2)	2,990,400	6.90%
Richard E. Gilbert(3)	41,000	*
Apolinar Guzman(4)	30,000	*
Patrick M. James(5)	20,000	*
Stephen V. Kearney(6)	15,000	*
Joseph P. Mazurek(7)	15,000	*
Francis R. McAllister(8)	281,905	*
Sheryl K. Pressler(9)	10,000	*
James A. Sabala(10)	172,596	*
John R. Stark(11)	59,472	*
Robert M. Taylor(12)	65,278	*
All directors and executive officers as a group (12 persons)(3) — (12)	764,478	1.76%

*	Indicates ownership of less than 1%.

(1)	Information is based on the Schedule 13F dated as of September 30, 2002 filed with the SEC by Jennison Associates LLC. Jennison has sole voting power over 3,794,150 shares and shared dispositive power over 3,794,150 shares. The address of Jennison Associates LLC is 466 Lexington Avenue, New York, NY 10017.

(2)	Information is based upon the Schedule 13F dated as of September 30, 2002 filed with the SEC by State Street Research & Management Company. State Street has sole voting and sole dispositive power over 2,990,400 shares, and shared voting power and shared dispositive power over 0 shares. The address of State Street Research & Management Company is One Financial Center, 30th Floor, Boston, MA 02111-2690.

(3)	Includes 30,000 shares issuable upon exercise of vested options. (Exceeds 25,000 share limitation under the 1998 Equity Incentive Plan due to the 1998 stock split.)

(4)	Includes 30,000 shares issuable upon exercise of vested options. (Exceeds 25,000 share limitation under the 1998 Equity Incentive Plan due to the 1998 stock split.)

(5)	Includes 20,000 shares issuable upon exercise of vested options.

(6)	Includes 15,000 shares issuable upon exercise of vested options.

(7)	Includes 15,000 shares issuable upon exercise of vested options.

(8)	Includes 35,000 shares issuable upon exercise of vested options, 206,250 shares issuable upon exercise of unvested options (which will vest at the Closing), 26,042 shares of restricted stock (which restriction will lapse at the Closing) and 2,790 shares in his 401(k) plan.

(9)	Includes 10,000 shares issuable upon exercise of vested options.

(10)	Includes 106,333 shares issuable upon exercise of vested options, 53,167 shares issuable upon exercise of unvested options (which will vest at the Closing), 8,333 shares of restricted stock (which restriction will lapse at the Closing) and 961 shares in his 401(k) plan.

(11)	Includes 14,833 shares issuable upon exercise of vested options, 35,750 shares issuable upon exercise of unvested options (which will vest at the Closing), 5,313 shares of restricted stock (which restriction will lapse at the Closing) and 1,180 shares in his 401(k) plan.

(12)	Includes 13,333 shares issuable upon exercise of vested options, 42,500 shares issuable upon exercise of unvested options (which will vest at the Closing), 5,781 shares of restricted stock (which restriction will lapse at the Closing) and 1,060 shares in his 401(k) plan.

STOCKHOLDER PROPOSALS

      The rules of the SEC permit stockholders of a company to present proposals for stockholder action in the company’s proxy statement where such proposals are consistent with applicable law, pertain to matters appropriate for stockholder action and are not properly omitted by company action in accordance with the proxy rules. The Company’s Annual Meeting of Stockholders is expected to be held on or before May 9, 2003, and proxy materials in connection with that meeting are expected to be mailed on or before March 15, 2003. Stockholder proposals prepared in accordance with the proxy rules must have been received by the Company on or before December 9, 2002. The Company did not receive any such proposals. The Company’s Amended and Restated Bylaws also contain procedures to be followed for stockholder proposals for stockholder action, including the nomination of directors.

WHERE YOU CAN FIND MORE INFORMATION

      The Company files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC’s Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC’s regional offices located at 233 Broadway, New York, New York 10279; 801 Brickell Ave., Suite 1800, Miami, Florida 33131; 175 W. Jackson Boulevard, Suite 900, Chicago, Illinois 60604; 1801 California Street, Suite 4800, Denver, Colorado 80202-2648 or 5670 Wilshire Boulevard, Suite 1100, Los Angeles, California 90036-3648. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov. You may inspect information that the Company files with the New York Stock Exchange at the offices of the New York Stock Exchange located at New York Stock Exchange, Inc., 11 Wall Street, New York, NY 10005. The SEC allows the Company to incorporate by reference information into this proxy statement, which means that we can disclose important information by referring you to another document filed separately with the SEC.

      The following documents are incorporated by reference into this proxy statement and are deemed to be a part of this proxy statement, except for any information superseded by information contained directly in this proxy statement:

SEC Filings	Period or Date Filed

Annual Report on Form 10-K, as amended	Year ended December 31, 2001.
Quarterly Reports on Form 10-Q	Quarters ended March 31, 2002, June 30, 2002 and September 30, 2002.
Current Reports on Form 8-K	Filed with the SEC on November 21, 2002
2002 Annual Meeting Proxy Statement	Filed with the SEC on April 9, 2002

      All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the Special Meeting shall be deemed to be incorporated by reference into this proxy statement.

      Our stockholders may obtain the above-mentioned documents by requesting them in writing or by telephone from the appropriate party at the following addresses:

MacKenzie Partners, Inc.

105 Madison Avenue
New York, New York 10016
Telephone No.: 1-800-322-2885 and (212) 929-5500
Fax No.: (212) 929-0308

STILLWATER MINING COMPANY

FORM OF PROXY

STILLWATER MINING COMPANY
SPECIAL MEETING OF STOCKHOLDERS
[     ], 2003

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF STILLWATER MINING COMPANY (THE “COMPANY”) FOR USE AT THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON [     ], 2003.

The undersigned hereby appoints Francis R. McAllister, James A. Sabala and John R. Stark, and each of them, with full powers of substitution, as attorneys and proxies to represent the undersigned at the Special Meeting of stockholders of the Company to be held on [     ], 2003, and at any adjournment or postponement thereof, according to the number of votes that the undersigned would be entitled to cast if personally present.

PROPERLY EXECUTED PROXIES WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO SUCH DIRECTIONS ARE GIVEN, SUCH PROXIES WILL BE VOTED FOR PROPOSAL 1.

(continued and to be signed on the other side)

[X]	Please mark your votes as in this example.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 1

1.	STOCK PURCHASE AGREEMENT. To approve and adopt the Stock Purchase Agreement, dated as of November 20, 2002, by and among the Company, MMC Norilsk Nickel and Norimet Limited under which, among other things, the Company will issue 45,463,222 shares of common stock to Norimet in exchange for $100,000,540 in cash and approximately 876,000 ounces of palladium, as described in the accompanying proxy statement.

FOR	[ ]	AGAINST	[ ]	ABSTAIN	[ ]

2.	To consider and take action upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.

PLEASE COMPLETE, DATE, SIGN AND RETURN IN THE ENCLOSED ENVELOPE

* * * YOUR PROXY VOTE IS IMPORTANT * * *

No matter how many shares you own, please sign, date and mail your proxy now, even if you plan to attend the meeting.

The undersigned revokes any prior proxies with respect to the shares covered by this proxy.

Date:	,2003

Signature

Signature

Title(s)

(This Proxy should be dated and signed by each stockholder exactly as his or her name appears hereon and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.) PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY.